Exhibit 10.41

EXECUTION VERSION

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT

BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM

TO THE REGISTRANT IF PUBLICLY DISCLOSED.

AGREEMENT FOR THE SALE AND PURCHASE OF THE TOWERS EUROPE

DIVISION OF TELXIUS TELECOM, S.A.

between

TELXIUS TELECOM, S.A.

as Seller

AMERICAN TOWER INTERNATIONAL, INC.

as Buyer

and

AMERICAN TOWER INTERNATIONAL, INC.

as Guarantor

Madrid, 13 January 2021

INDEX

1. DEFINITIONS AND INTERPRETATION	5

2. PURPOSE OF THE AGREEMENT	22

3. CONSIDERATION	23

4. CONDITIONS PRECEDENT	34

5. COVENANTS IN THE INTERIM PERIOD	39

6. CLOSING	44

7. GENERAL WARRANTIES OF THE PARTIES	50

8. SPECIFIC WARRANTIES OF THE SELLER	51

9. TERMINATION AND PARTIAL TERMINATION	62

10. OTHER RIGHTS AND UNDERTAKINGS OF THE PARTIES	65

11. GUARANTEE OF BUYER’S OBLIGATIONS	74

12. ASSIGNMENT	75

13. DUTY OF CONFIDENTIALITY	75

14. MISCELLANEOUS	77

15. CHOICE OF LAW AND ARBITRATION	81

List of Schedules

Schedule	Description

Schedule 1	Titles of Ownership

Schedule 2	Calculation of Adjusted Net Debt

Schedule 3	Confirmation letter issued by Bank of America, N.A. and BofA Securities Inc.

Schedule 4	Scope of work of the Auditor (agreed-upon procedures)

Schedule 5	Calculation of the Contingent Price

Schedule 6	Average monthly capex for individuals quarters estimate

Schedule 7	Actions expressly permitted during the Interim Period

Schedule 8	Forms of Service Agreement Side Letters

Schedule 9	Anti-embarrassment - Implicit value per site resulting from this Transaction

Schedule 10	Third Party Waivers

AGREEMENT FOR THE SALE AND PURCHASE OF THE TOWERS EUROPE

DIVISION OF TELXIUS TELECOM, S.A.

In Madrid, on 13 January 2021.

ON ONE PART,

TELXIUS TELECOM, S.A., a company incorporated under the laws of Spain, with registered office at Ronda de la Comunicación, s/n – Distrito Telefónica, Madrid, 28050, incorporated on 10 October 2012 (as Telefónica América, S.A.), by means of a public deed executed on that date before the notary public of Madrid Mr. Jesús Roa Martínez, under number 861 of his files, registered with the Commercial Register of Madrid, under volume 30377, sheet 55, page number M-546694, and with Tax Identification Number A-86565926 (the “Seller”).

The Seller is represented by Mr. José Manuel Santero Muñoz, a Spanish national, of legal age, with professional domicile at Ronda de la Comunicación, s/n, 28050 Madrid, Spain and with Spanish identity card number 06559801-V, who is acting as representative of the Seller pursuant to a Board of Directors resolution of Telxius Telecom, S.A. dated 12 January 2021.

ON THE OTHER PART,

AMERICAN TOWER INTERNATIONAL, INC., a company incorporated under the laws of Delaware, with registered office at 116 Huntington Avenue, Boston Massachusetts, 02116, United States (the “Buyer”).

The Buyer is represented by Mr. Julian Plumstead, of legal age, with professional domicile at 116 Huntington Avenue, Boston, Massachusetts, 02116, United States, who is acting as representative of the Buyer pursuant to an Action by Unanimous Written Consent of American Tower International, Inc dated 1 July 2019.

AND ON THE OTHER PART,

If the Buyer assigns all or part of its rights and obligations under this Agreement to one or more of its Affiliates, AMERICAN TOWER INTERNATIONAL, INC., a company incorporated under the laws of Delaware, with registered office at 116 Huntington Avenue, Boston Massachusetts, 02116, United States (the “Guarantor”).

The Guarantor is represented by Mr. Julian Plumstead, of legal age, with professional domicile at 116 Huntington Avenue, Boston, Massachusetts, 02116, United States, who is acting as representative of the Guarantor pursuant to an Action by Unanimous Written Consent of American Tower International, Inc dated 1 July 2019.

The Seller and the Buyer (jointly, the “Parties” and each, a “Party”) and the Guarantor mutually acknowledge their respective capacity and legal standing (legitimación) to enter into this Agreement for the Sale and Purchase of the Towers Europe Division of Telxius Telecom, S.A. (the “Agreement”) and the validity and sufficiency of the representative powers of their respective signatories.

RECITALS

I.-

The Seller is the owner of a division (the “Telxius Towers Europe Division”) engaged in the construction, holding, management and operation of telecommunication tower infrastructures (including the acquisition and/or lease of properties related to the telecommunications infrastructure business) and of distributed antenna systems and small cells, which provides co-location services on multi-tenant telecom towers mainly to wireless service providers and wireless data providers, both to companies of the Telefónica Group (as defined below) and third parties, through a vast portfolio of cellular wireless telecommunication towers, in Spain and Germany (the “Business”).

II.-

In this regard, the Seller is (or shall be upon Closing II as detailed below) the direct owner of 100% of the share capital of the following companies that form the Telxius Towers Europe Division and develop the Business in Spain and Germany:

In Spain:

(i)

The Seller is the direct owner of 100% of the share capital of Telxius Torres España, S.L.U., a Spanish limited liability company (sociedad de responsabilidad limitada) incorporated under the laws of Spain, with corporate domicile at Ronda de la Comunicación, s/n – Distrito C, Edificio Sur 3, 2ª Planta, 28050 Madrid, registered at the Commercial Register of Madrid at volume 34,354, sheet 138, page number M-617966, and with Spanish Tax Identification Number B-87494936 (“Towers Spain”).

(ii)

The Seller is the direct owner of 100% of the share capital of Inmosites, S.L.U., a Spanish limited liability company (sociedad de responsabilidad limitada) incorporated under the laws of Spain, with corporate domicile at Ronda de la Comunicación, s/n – Distrito Telefónica, 28050 Madrid, registered at the Commercial Register of Madrid at volume 39,932, sheet 20, page number M-709230, and with Spanish Tax Identification Number B-88540935 (“Inmosites Spain”).

Towers Spain and Inmosites Spain (jointly, the “Spanish Companies”) are the companies through which the Seller develops the Business in Spain.

In Germany:

(iii)

The Seller is the direct owner of 100% of the share capital of Telxius Towers Germany GmbH, a German limited liability company incorporated under the laws of Germany, with corporate domicile at Gneisenaustr. 15, 80992 Munich, Germany, registered with the Commercial Register of the local court of Munich under HRB 224057, and with German Tax Identification Number 143/185/51139 (“Towers Germany”).

Towers Germany has recently absorbed a direct 100% subsidiary of the Seller, Telxius Towers Erste GmbH (previously named Telefónica Germany Mobilfunk Standortgesellschaft mbH), a German limited liability company incorporated under the laws of Germany, with corporate domicile at Gneisenaustr 15, 80992 Munich, Germany, registered with the Commercial Register of the local court of Munich under HRB 254170 and with German Tax Identification Number 143/317/21361 (“Towers Erste”) by way of merger under the German Merger Act. The Seller acquired 100% of the share capital of Towers Erste from Telefónica Germany GmbH & Co. OHG (“Telefónica Germany”) pursuant to a carve-out and share purchase agreement dated 8 June 2020 (between Telefónica Germany, the Seller, Towers Erste, Telefónica Germany Zweite Mobilfunk Standortgesellschaft mbH and Towers Germany) (the “German SPA”), that the Buyer declares to know and accept in its integrity. A portion of the Purchase Price I (as defined in the German SPA) related to the acquisition by the Seller of Towers Erste has been deferred (specifically, an amount of €135,213,273, referred to in the German SPA as the Deferred Purchase Price Portion I, subject to certain adjustments upwards or downwards as provided for in section 5.3.3 of the German SPA) and shall be payable by the Seller to Telefónica Germany on the fifth anniversary of the Closing Date I (as defined in the German SPA) i.e. on 1 September 2025, all on the terms and conditions set forth in the German SPA.

In addition, pursuant to the German SPA, the Seller also agreed to purchase and acquire from Telefónica Germany, who agreed to sell and transfer to the Seller, 100% of the share capital of Telefónica Germany Zweite Mobilfunk Standortgesellschaft mbH, a German limited liability company incorporated under the laws of Germany, with corporate domicile at Georg-Brauchle-Ring 50, 80992 Munich, Germany, registered with the Commercial Register of the local court of Munich under HRB 256790 (“Towers Zweite”), on the terms and conditions set forth in the German SPA. The closing of the purchase and acquisition of 100% of the share capital of Towers Zweite by the Seller from Telefónica Germany pursuant to the German SPA (referred to in the German SPA as the Closing II) is expected to occur on or before 2 August 2021. The Buyer acknowledges and accepts that the number of rooftop sites and towers sites of Towers Zweite as of the Closing Date II may vary as set forth in the German SPA.

Towers Germany is the company through which the Seller currently develops the Business in Germany, which will be enlarged with the acquisition of Towers Zweite (together with Towers Germany, the “German Companies”) as from the Closing Date II.

The Seller, as set forth above, is the direct owner of 100% of the shares of the Spanish Companies and Towers Germany as detailed in Schedule 1 and pursuant to the titles of ownership indicated therein (the “Titles of Ownership”). As from the Closing Date II, the Seller will also be the owner of 100% of the shares of Towers Zweite.

III.-

Prior to the execution of this Agreement, the Buyer, together with its professional advisors, has carried out a legal, tax, financial, accounting and business due diligence review of the Companies and the Business, which has included (a) a review of the information provided by the Seller (through the appropriate clean team arrangements, as required pursuant to applicable antitrust laws) in the virtual data room in Datasite named “Shamrock”, with unlimited access in terms of accessing hours and number of accesses between 16 November 2020 and 9 January 2021, both inclusive (the “Data Room”); (b) access to the answers and information made available through successive rounds of limited Q&As arranged by or on behalf of the Seller; and (c) attendance at expert sessions and calls (the “Due Diligence Process”). The content of the Data Room has been recorded on three identical pen drives (the “Data Room USBs”) prepared by Datasite, together with a certificate issued by Datasite UK Ltd. attesting the content available in the Data Room as at 13:37 CET of 9 January 2021. On or around the date hereof, one copy has been or will be delivered to the Seller, one to the Buyer and the third copy of the pen drive will be kept in escrow by the Seller’s counsel for its delivery to the Spanish Notary. A copy of the Data Room USBs will be deposited by the Parties with the Spanish Notary on the First Closing Date.

IV.-	The Buyer has considered the information provided to it and its advisors throughout the Due Diligence Process to make its final decision to proceed with the signing of this Agreement.

V.-

The Buyer is an entity belonging to a business group that is operating in the same sector of activity as the Business and that has the necessary experience and expertise to analyse the transaction contemplated in this Agreement, meaning that it has therefore duly established its interest in purchasing the Companies and Towers Zweite, as a means to acquire the Business, in an informed manner.

VI.-

The Seller wishes to sell and transfer to the Buyer and the Buyer wishes to purchase, pay for and acquire from the Seller, the Shares, as a means to acquire the Companies and Towers Zweite and, therefore, the Business, under the terms and conditions agreed hereunder (the “Transaction”).

VII.-

The Guarantor has agreed to guarantee all the obligations of the Buyer contained in this Agreement, if the Buyer assigns all or part of its rights and obligations under this Agreement to one or more of its Affiliates. The Guarantor shall be considered a Party for the purposes of Clauses 11 to 15 of this Agreement.

Now, therefore, the Parties and the Guarantor agree on the terms of this Agreement as set forth under the following

CLAUSES

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, the following terms have the meaning specified in this Clause 1.1:

Adjusted Net Debt

Means (i) in relation to the Companies, the aggregated amount of the actual adjusted net debt position (in Euros) of the Companies at a certain date and (ii) in relation to Towers Zweite, the amount of the actual adjusted net debt position (in Euros) of Towers Zweite at a certain date, in each case, as defined and calculated as set forth in Schedule 2. This amount can be a positive or a negative number.

Adjustment Amount II	Has the meaning ascribed thereto in the German SPA.

Affiliate	Means, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first person.

Agreement	Means this Agreement for the Sale and Purchase of the Towers Europe Division of Telxius Telecom, S.A.

AML and Anti-Bribery Laws

Means to the extent applicable to the relevant person, any anti-money laundering, anti-corruption, and similar laws, regulations and orders to which such person is subject, including but not limited to the U.S. Foreign Corrupt Practices Act of 1977, as amended, the United Kingdom Bribery Act 2010, the anti-bribery legislation of the European Union, as adopted and made applicable by its individual member States, the Spanish law 10/2010, of 28 April, on anti-money laundering and prevention of terrorism, and any applicable legislation enacted by member states and signatories implementing the Organization for Economic Co-operation and Development’s Convention Combating Bribery of Foreign Officials.

Anti-Embarrassment Period	Has the meaning ascribed thereto in Clause 3.7.1.

Anti-Embarrassment Price	Has the meaning ascribed thereto in Clause 3.7.1.

Antitrust Authority

Means the European Commission, the Spanish Competition Authority (the Comisión Nacional de los Mercados y de la Competencia or ‘CNMC’), and/or the German Competition Authority (the Federal Cartel Office or ‘FCO’) as the case may be, being the relevant European antitrust authorities that have jurisdiction to review the Transaction.

Antitrust Clearance	Means the conditional or unconditional clearance of the Transaction by the Antitrust Authority as required pursuant to applicable law.

Auditor	Means the international audit firm PricewaterhouseCoopers (“PwC”).

Base Price	Has the meaning ascribed thereto in Clause 3.2.1.

Base Purchase Price II	Has the meaning ascribed thereto in the German SPA.

Break-up Fee	Has the meaning ascribed thereto in Clause 9.1.2.

BTS Agreements	Has the meaning ascribed thereto in the Side Letter.

Business	Has the meaning ascribed thereto in Recital I.

Business Day

Means any day except Saturdays, Sundays and public holidays in the city of Madrid (Spain) or Boston (United States). If the term “Business Day” is referred to Germany, it means any day except Saturdays, Sundays and public holidays (i) in the city of Madrid (Spain), (ii) in the city of Boston (United States), or (iii) in the city of Munich (Germany).

Buyer	Means American Tower International, Inc., as it is stated in the appearances of this Agreement.

Buyer Guaranteed Obligations	Has the meaning ascribed thereto in Clause 11.1.

Buyer’s Group	Means the group of companies of which American Tower Corporation is the parent company.

Buyer’s Statement	Has the meaning ascribed thereto in Clause 3.3.1(i).

Buyer’s Zweite Statement	Has the meaning ascribed thereto in Clause 3.5.1(i).

Cap Contingent Price	Has the meaning ascribed thereto in Clause 3.6.1.

Claim Notification	Has the meaning ascribed thereto in Clause 8.14.1.

Closing II	Means the closing of the purchase and acquisition of 100% of the share capital of Towers Zweite by the Seller from Telefónica Germany, as defined in the German SPA.

Closing Accounts

Means:

•  In respect of each of the Spanish Companies and Towers Germany, their individual balance sheet and profit and loss account as of the First Reference Date; and

•  In respect of the Towers Zweite, if applicable, its individual balance sheet and profit and loss account as of the Second Reference Date.

The Closing Accounts shall be prepared in Euros, in accordance with IFRS as consistently applied by the Telxius Group and following the specific procedures normally followed for the preparation of the full year annual accounts.

Closing Actions	Means the actions and transactions to be effected to complete the First Closing or the Second Closing, as applicable, pursuant to Clauses 6.2 and 6.4, respectively.

Closing Date

Means the date on which the Parties must complete the Closing Actions corresponding to the First Closing (the “First Closing Date”) or the date on which the Parties must complete the Closing Actions corresponding to the Second Closing (the “Second Closing Date”), as applicable and as set forth in Clause 6.1.

Closing Date II	Has the meaning ascribed thereto in the German SPA.

Closing Price	Means, for the Companies and for Towers Zweite, the amount that the Buyer shall pay to the Seller in accordance with Clause 3.2.3 and 3.2.4.

Closing Terminated Agreements

Means the following agreements:

(i)   the cash pooling framework agreement relating to the establishment by the Seller and Telfisa Global, B.V. of a treasury optimization system by way of a cash management system, in order to facilitate payments among the Seller, Telfisa Global, B.V. and, among others, the Companies, dated 5 October 2017; and

(ii)    any other agreements entered into by the Companies or Towers Zweite that the Parties may discuss and agree in good faith during the Interim Period.

Closings

Means:

(i)   The effective transfer of the full ownership of 100% of the Shares of the Companies from the Seller to the Buyer, the payment of the Closing Price of the Companies by the Buyer to the Seller, and the performance of the other corresponding Closing Actions pursuant to Clause 6.2 (the “First Closing”); and

(ii)    The effective transfer of the full ownership of 100% of the Shares of Towers Zweite from the Seller to the Buyer, the payment of the Closing Price corresponding to Towers Zweite and the performance of the other corresponding Closing Actions pursuant to Clause 6.4 (the “Second Closing”).

Co-location Agreements	Means the German Co-location Agreements and the Spanish Co-location Agreements.

Commitment	Has the meaning ascribed thereto in Clause 4.1.3(x).

Companies	Means Telxius Torres España, S.L.U., Inmosites, S.L.U. and Telxius Towers Germany GmbH, each a “Company”.

Conditions Precedent

Means the conditions precedent which must be satisfied pursuant to Clause 4.1.1 for the performance of the First Closing (the “First Closing Conditions Precedent”) or pursuant to Clause 4.2.1 for the performance of the Second Closing (the “Second Closing Condition Precedent”), as applicable.

Confidential Information	Has the meaning ascribed thereto in Clause 9.3(iii).

Contingent Price	Has the meaning ascribed thereto in Clause 3.6.

Damage

Means any direct, effective and economically quantifiable damage or loss (daño emergente), but excluding, for the avoidance of doubt, loss of profits (lucro cesante) and indirect, unforeseeable, consequential, reputational or punitive damages or losses.

Data Room	Has the meaning ascribed thereto in Recital III.

Data Room USBs	Has the meaning ascribed thereto in Recital III.

Deferred Purchase Price Portion I	Has the meaning ascribed thereto in the German SPA.

Deferred Purchase Price Portion II	Has the meaning ascribed thereto in the German SPA.

Disposal Event	Has the meaning ascribed thereto in Clause 3.7.2.

Due Diligence Process	Has the meaning ascribed thereto in Recital III.

Economic Closing Date II	Has the meaning ascribed thereto in the German SPA.

Encumbrances

Means any charge, lien, claim, encumbrance, security interest, option, right of first offer or retrospective right of acquisition, retention of title, third party right, including pre-emptive rights of acquisition or transfer, or restrictions on share transferability.

Estimated Adjusted Net Debt

Means the Seller’s bona fide estimation of the Adjusted Net Debt of the Companies as of the First Reference Date, to be provided by the Seller to the Buyer in accordance with Clause 3.2.2. This amount can be a positive or a negative number.

Estimated Zweite Adjustment	Means the Seller’s bona fide estimation of the Zweite Adjustment to be provided by the Seller to the Buyer in accordance with Clause 3.2.2. This amount can be a positive or a negative number.

Expert

Means the international audit firm KPMG or such other reputable auditing firm agreed upon between the Buyer and the Seller acting in good faith, or in case KPMG is unable or unwilling to act for the purposes of this Agreement and failing an agreement between the Buyer and the Seller, a reputable auditing firm selected by the chairman of the Instituto de Contabilidad y Auditoría de Cuentas at the request of either Party, that is willing to be engaged for the purposes of Clause 3.3.1.

Export Control Laws

Means those laws and regulations that impose restrictions on the export or re-export and use of sensitive or dual-use goods or technology enforced and administered from time to time by the European Commission and Spain and any other jurisdictions in which the Companies and Towers Zweite operate or procure goods or technology.

Extended Long Stop Date	Has the meaning ascribed thereto in Clause 4.3.

FDI Clearances	Means the Spanish FDI Clearance and the German FDI Clearance, each an “FDI Clearance”.

First Closing	Has the meaning ascribed thereto in the definition of Closings.

First Closing Date	Has the meaning ascribed thereto in the definition of Closing Date.

First Reference Date	Has the meaning ascribed thereto in the definition of Reference Date.

German Co-location Agreements

Means (i) the co-location agreement entered into on 4/8 November 2016 between Towers Germany as lessor and SigFox Germany GmbH as lessee; and (ii) the co-location agreement entered into on 29 May/2 June 2017 between Towers Germany as lessor and DFMG Deutsche Funkturm GmbH as lessee.

German Companies	Means Telxius Towers Germany GmbH and Telefónica Germany Zweite Mobilfunk Standortgesellschaft mbH, as it is stated in Recital II.

German Condition Precedent	Means the condition precedent which must be satisfied pursuant to Clause 4.2.1 for the performance of the Second Closing.

German FDI Clearance

Means that the sale and transfer of the shares of the German Companies to the Buyer has either (i) obtained a certificate of non-objection (Unbedenklichkeitsbescheinigung) pursuant to section 58 para. 1 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung–AWV) by the Federal Ministry of Economic Affairs and Energy (Bundesministerium für Wirtschaft und Energie), (ii) such certificate of non-objection is deemed to have been granted pursuant to section 58 para. 2 AWV, or (iii) the Federal Ministry of Economic Affairs and Energy has, after having initiated a detailed review procedure (vertieftes Prüfverfahren), either cleared the sale and transfer of the shares of the German Companies to the Buyer or the review period pursuant to section 59 para. 1 AWV has expired.

German Maintenance Agreement

Means the agreement entered into on 8 June 2020 between Towers Erste/Towers Zweite as clients and Telefónica Germany as contractor for the maintenance of the rooftop sites which are transferred under the 2020 spin-offs and leased to Telefónica Germany under the German MLAs.

German Notary

Means the notary public of the city of Munich to be agreed in good faith between the Parties or such other notary public of the city of Munich as may be designated by the Buyer, after good faith consultation with the Seller, for the First Closing and the Second Closing in Germany.

German SPA

Means the “Carve-Out and Share Purchase Agreement regarding the carve-out of certain mobile radio masts located on rooftop sites and tower sites, and the sale and purchase of the entire share capital of Telefónica Germany Mobilfunk Standortgesellschaft mbH and of Telefónica Germany Zweite Mobilfunk Standortgesellschaft mbH” dated 8 June 2020 between Telefónica Germany GmbH & Co. OHG (as Seller), Telxius Telecom, S.A. (as Purchaser), Telefónica Germany Mobilfunk Standortgesellschaft mbH (as Company I), Telefónica Germany Zweite Mobilfunk Standortgesellschaft mbH (as Company II) and Telxius Towers Germany GmbH (as TTG GmbH).

German TSA	Means the transitional service agreement entered into on 8 June 2020 between Telefónica Germany as contractor and Towers Erste as well as Towers Zweite as clients.

Guarantor

Means American Tower International, Inc., if the Buyer assigns all or part of its rights and obligations under this Agreement to one or more of its Affiliates, as it is stated in the appearances of this Agreement.

IFRS	Means the International Financial Reporting Standards, as adopted by the European Union.

Incremental Value	Has the meaning ascribed thereto in Clause 3.7.2.

Individual Deductible	Means an amount of €75,000.

Inmosites Spain	Means Inmosites, S.L.U., as it is stated in Recital II.

Interim Period	Has the meaning ascribed thereto in Clause 5.1.1.

Long Stop Date	Means six months from the date hereof or such other date as may be agreed in writing between the Seller and the Buyer.

Management Accounts	Means the summary balance sheet and profit and loss statements provided in the Data Room under reference numbers 2.3.1, 2.3.2, 2.3.3 and 2.3.4.

Material Contract

Means any contract which involves aggregate revenues of more than €5,000,000 or expenditure of more than €5,000,000, in respect of the Spanish Companies, or revenues of more than €5,000,000 or expenditure of more than €5,000,000, in respect of the German Companies, per annum, or has a minimum term or duration of five years or more and cannot be early terminated without paying a material termination fee or which materially restricts the Companies’ or Towers Zweite’s freedom to carry on the Business as they see fit. For clarification purposes, this definition includes (even if the thresholds above are not met), the following agreements: the MLAs, the BTS Agreements, the Co-location Agreements, the German Maintenance Agreement and the German TSA.

Misrepresentation	Has the meaning ascribed thereto in Clause 8.2.

MLAs	Has the meaning ascribed thereto in the Side Letter.

Negative Closing Condition II	Has the meaning ascribed thereto in the German SPA

Overall Deductible	Means an amount of €15,000,000.

Participation	Has the meaning ascribed thereto in Clause 3.7.2.

Parties	Means, jointly, the Seller and the Buyer, and each of them, a “Party”. The Guarantor shall be considered a “Party” for the purposes of Clauses 11 to 15.

Performance Parent Guarantees	Has the meaning ascribed thereto in Clause 10.5.

Preliminary Purchase Price II	Has the meaning ascribed thereto in the German SPA.

Price	Has the meaning ascribed thereto in Clause 3.1.

Price Adjustment	Means an amount equal to the Estimated Adjusted Net Debt of the Companies minus the Reference Adjusted Net Debt of the Companies (this amount can be a positive or a negative number).

Prohibited Payment	Means any bribe, grease payment, influence payment, kickback, facilitation payment or similarly corrupt payment.

Purchase Price II	Has the meaning ascribed thereto in the German SPA.

Reference Adjusted Net Debt	Means the actual Adjusted Net Debt of the Companies as of the corresponding Reference Date.

Reference Date

Means, in respect of the First Closing, the last day of the month in which the First Closing takes place (the “First Reference Date”) and, in respect of the Second Closing and when applicable, the last day of the month in which the Second Closing takes place (the “Second Reference Date”).

Relevant Shareholder	Has the meaning ascribed thereto in Clause 3.7.2.

Restricted Party

Means any person that is (i) the subject of restrictive Sanctions (including but not limited to being named on the list of Specially Designated Nationals maintained by the Office of Foreign Assets and Control of the United States Department of the Treasury or any other similar list of persons targeted with Sanctions maintained by a regulatory authority having responsibility for administering Sanctions), (ii) located in or organized under the laws of any country or territory that is the subject of comprehensive country or territory-wide Sanctions (being, as at the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region), or (iii) “owned” or “controlled” (as such terms are understood in the context of the Sanctions and associated regulatory guidance) by any of the foregoing.

Reviewed Closing Accounts	Has the meaning ascribed thereto in Clause 3.3.1(i).

Reviewed Zweite Accounts	Has the meaning ascribed thereto in Clause 3.5.1(i).

Ruling	Means a final court decision (sentencia firme), final and non-appealable arbitral award or definitive settlement.

Sanctions

Means trade, economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government (including the Office of Foreign Assets Control of the United States Department of the Treasury), (ii) the United Nations Security Council, (iii) the European Union, (iv) the United Kingdom (including Her Majesty’s Treasury), (v) Switzerland (including the Swiss State Secretariat for Economic Affairs); and, if applicable, (vi) Spain; and (vii) Germany.

Second Closing	Has the meaning ascribed thereto in the definition of Closings.

Second Closing Date	Has the meaning ascribed thereto in the definition of Closing Date.

Second Long Stop Date	Means 31 December 2021 or, in the event the Long Stop Date has been extended in accordance with Clause 4.3 in order to satisfy the First Closing Conditions Precedent, such Extended Long Stop Date.

Second Reference Date	Has the meaning ascribed thereto in the definition of Reference Date.

Seller	Means Telxius Telecom, S.A., as it is stated in the appearances of this Agreement.

Seller Service Agreement Side Letter	Means the document attached hereto as Schedule 8.

Seller’s Objection Notice	Has the meaning ascribed thereto in Clause 3.3.1(iv).

Seller’s Risks and Benefits	Has the meaning ascribed thereto in Clause 10.6.

Senior Officer	Means any officer or employee of any of the Companies or of Towers Zweite with a base annual salary in excess of €120,000.

Shareholder	Has the meaning ascribed thereto in Clause 3.7.2.

Shares	Means the shares representing 100% of the share capital of the Companies and of Towers Zweite, as applicable.

Side Letter	Means the side letter regarding the maintenance of certain key relationships with Telefónica Group entered into between the Seller, Telefónica, S.A. and the Buyer on the date hereof.

Spanish Co-location Agreements

Means (i) the co-location agreement for the utilisation of passive telecommunications infrastructures entered into on 1 January 2018 between Towers Spain and Xfera Móviles, S.A.U.; (ii) the co-location agreement for the utilisation of passive telecommunication infrastructures entered into on 25 January 2018 between Towers Spain and Orange Espagne, S.A.U. (as amended on 16 January 2020 and, should it be the case, pursuant to (i) the Addendum nº 2 dated 16 December 2020 and (ii) the Addendum nº 3 dated 13 November 2020, both signed by Towers Spain and pending to be signed by Orange Espagne, S.A.U.); and (iii) the co-location agreement for the utilisation of passive telecommunication infrastructures entered into on 31 October 2018 between Towers Spain and Vodafone España, S.A.U.

Spanish Companies	Means Telxius Torres España, S.L.U. and Inmosites Spain, S.L.U., as it is stated in Recital II.

Spanish FDI Clearance

Means the express clearance of the Transaction, as regards the acquisition of the Spanish Companies, by the Spanish Council of Ministers as provided for under Law 19/2003 of 4 of July setting forth the legal regime for capital movements and economic foreign transactions.

Spanish Notary

Means the notary public of the city of Madrid to be agreed in good faith between the Parties or such other notary public of the city of Madrid as may be designated by the Buyer, after good faith consultation with the Seller, for the First Closing in Spain.

Specific Warranties	Means the representations and warranties granted by the Seller to the Buyer in accordance to Clause 8.1.

Spin-off	Has the meaning ascribed thereto in Clause 3.6.

Step Up	Has the meaning ascribed thereto in Clause 3.6.

Tax Assessment	Has the meaning ascribed thereto in Schedule 5.

Taxation or Tax or Taxes

Means all direct and indirect forms of taxation and statutory, governmental, supra-governmental, state, principal, local governmental or municipal impositions, duties, stamp duties, contributions and levies (including deferred taxes), in each case wherever and whenever imposed, and all penalties, charges, costs and interest, surcharges or fines relating thereto and any deductions or withholdings of any sort, whenever imposed and whether chargeable directly or primarily against or attributable directly or primarily to the Companies, Towers Zweite or any other person.

Tax Authority	Means any authority competent to impose, administer or collect any Taxation.

Tax Event	Has the meaning ascribed thereto in Clause 3.6.

Telefónica Germany	Means Telefónica Germany GmbH & Co. OHG.

Telefónica Group	Means the group of companies of which Telefónica, S.A. is the parent company (sociedad dominante) in the sense of article 42.1 of the Spanish Commercial Code.

Telefónica Service Agreement Side Letter	Means the document attached hereto as Schedule 8.

Telxius Group	Means the group of companies of which the Seller is the parent company (sociedad dominante) in the sense of article 42.1 of the Spanish Commercial Code.

Telxius Towers Europe Division	Has the meaning ascribed thereto in Recital I.

Telxius Tradenames

Means any names, corporate names, trademarks, service names, taglines, slogans, industrial designs, brand names, brand marks, Internet domain names, identifying symbols, logos, emblems, signs or insignia, website search terms and keywords which contain the word “Telxius”, any combination of the above, or any words which are confusingly similar to such names or trademarks, whether registered or unregistered (including all goodwill associated with the foregoing).

Termination Notice	Has the meaning ascribed thereto in Clause 9.2.

Third Party Claim	Has the meaning ascribed thereto in Clause 8.14.4.

Titles of Ownership	Has the meaning ascribed thereto in Recital II.

TME	Means Telefónica Móviles España, S.A.U.

Towers Erste	Means Telxius Towers Erste GmbH, as it is stated in Recital II.

Towers Germany	Means Telxius Towers Germany GmbH, as it is stated in Recital II.

Towers Spain	Means Telxius Torres España, S.L.U., as it is stated in Recital II.

Towers Zweite	Means Telefónica Germany Zweite Mobilfunk Standortgesellschaft mbH, as it is stated in Recital II.

Transaction	Has the meaning ascribed thereto in Recital VI.-.

VAT	Means the Value Added Tax (“Impuesto sobre el Valor Añadido”).

Zweite Accounts

Means the aggregated balance sheet and the aggregated profit and loss statement of Towers Zweite as of the Second Reference Date, prepared in accordance with the same principles and standards as the Closing Accounts II in accordance with the German SPA.

Zweite Adjustment

Means, in respect of Towers Zweite, an amount equal to the Adjusted Net Debt of Towers Zweite as of the Second Reference Date minus the Adjusted Net Debt of such company as of the Economic Closing Date II. This amount can be a positive or a negative number.

For avoidance of doubt, the Zweite Adjustment shall not double count any assets or liabilities (irrespective of their nature as cash, receivables or payables) already considered in the calculation of the Purchase Price II. For example a receivable included in Purchase Price II that is settled in cash shall not count as cash in Adjusted Net Debt since this would represent a double count.

1.2	Interpretation

1.2.1	General rules

In this Agreement, unless indicated otherwise:

(i)	Any reference to “this Agreement” must be deemed to be made to this Agreement and to its Schedules.

(ii)	Any reference to a “Clause” or to a “Schedule” must be deemed to be made to a Clause of, or Schedule to, this Agreement.

(iii)	Any reference to a “person” includes any individual, corporate or legal entity, organization, association with or without legal personality, or public authority, agency or administration.

(iv)

Any reference to “control”, including its various tenses and derivatives (such as “controlled” and “controlling”) must be interpreted in the sense of Article 42 of the Spanish Commercial Code (Código de Comercio).

(v)

Any reference to the term “law” includes any national, supra-national (including European), regional, local or foreign constitution, treaty, law, statute, ordinance, rule, regulation, interpretation by an official authority, directive, policy, order, writ, decree, injunction, judgment, stay or restraining order, provisions and conditions of permits, aids, grants, incentives, subsidies, licenses, registrations and other operating authorizations, any ruling or decision of, agreement with or by, or any other requirement of, any authority; or any amendments to or modifications of any of the foregoing.

(vi)	Any reference to “herein”, “hereto”, “hereof” or “hereunder” refers to this Agreement.

(vii)	Wherever the terms “includes”, “included”, “include” and “including” are used, they shall be deemed to be followed by the expression “without limitation”.

(viii)	Any reference to one gender includes the other, and words in the singular shall include the plural, and vice versa.

(ix)

Any reference to the “Seller’s knowledge” or any substantially equivalent expression shall be understood as the actual and effective knowledge on the relevant subject matter by any of the following senior officers of the Seller, after due enquiry: the chairman, the chief executive officer, the chief financial officer, the chief operations officer or the general counsel.

(x)

“Fairly disclosed” means disclosed in writing as part of the Due Diligence Process or in this Agreement or its Schedules with a reasonable degree of detail described and scheduled in relevant context to enable a prudent professional purchaser operating in the same business sector and professionally advised to identify the nature and scope of the matter being disclosed.

(xi)

Any reference to “ordinary course of business” shall be interpreted as the normal conduct of the commercial operations of the person concerned applied in a uniform and constant manner in accordance with past practice.

(xii)

The obligation to use “best efforts”, “best endeavours”, or another similar expression, refers to the obligation to make (without such obligation being a firm obligation of result) all the reasonable efforts that an orderly businessman (ordenado empresario) acting in good faith and committing all reasonable resources and means available would use in similar circumstances to achieve the desired outcome.

1.2.2	Headings

The headings used in the Agreement are included for reference only and shall not form part of the Agreement for any other purpose or affect the interpretation of any of its clauses.

1.2.3	Schedules and Annexes

The Schedules and Annexes form part of this Agreement and shall have the same force and effect as if expressly ascribed to the body of this Agreement, and any reference to this Agreement shall include such Schedules and Annexes.

1.2.4	Terms

(i)	Any reference to “days” shall be deemed to be made to “calendar days” and reference to times refer to the time in Madrid, Spain (being, as of the date of this Agreement, Central European Time).

(ii)

Any periods expressed in days shall start to be counted from the day immediately following the day on which the counting starts. If the last day of a period is not a Business Day, the period in question shall be deemed to have been automatically extended until the first following Business Day.

(iii)

Periods expressed in months shall be counted from date to date unless in the last month of the period such date does not exist, in which case the period shall end on the last day of such month (without prejudice to the previous paragraph).

(iv)	Any reference to “from”, “as from” or “through” a given date shall be understood to include such date.

1.2.5	Language

This Agreement has been drafted, negotiated and executed in the English language, provided, however, that Spanish or German terms used in this Agreement or English terms to which a Spanish or German translation has been included in a parenthesis or otherwise shall be interpreted throughout this Agreement with the meaning assigned to them in the Spanish or German language, as applicable.

2.	PURPOSE OF THE AGREEMENT

2.1	Sale and purchase of the Telxius Towers Europe Division

(i)

On the terms and subject to the conditions set forth in this Agreement (including, in particular, the satisfaction or waiver of the First Closing Conditions Precedent as regards the Companies and the satisfaction of the Second Closing Condition Precedent as regards Towers Zweite, on the terms set forth herein), the Seller hereby sells and, at the relevant Closing, shall transfer to the Buyer, and the Buyer hereby purchases and, at the relevant Closing, shall acquire from the Seller, in consideration for the Price, the Shares of the Companies and of Towers Zweite (including any future shares of Towers Zweite issued prior to Closing II, and, in particular, the new share in the nominal value of €100 which shall be issued to Telefónica Germany in connection with the Spin-off II (as defined in the German SPA)), as the means for the transfer by the Seller, and acquisition by the Buyer, of the Business.

(ii)

The Shares are sold and shall be transferred at the relevant Closing, and are purchased and shall be acquired at the relevant Closing, free and clear from any Encumbrances, fully subscribed and paid in, non-assessable and fully enjoying the rights inherent to them by reason of the applicable law and the bylaws of the corresponding Company or of Towers Zweite, as applicable.

(iii)

It is acknowledged and agreed that the obligation of the Parties to complete the Transaction at each Closing pursuant to the terms and conditions hereof shall in no event be affected by any change of circumstances that may take place in the economic and/or financial markets, by the evolution of the Business after the date of this Agreement or by any other fact or circumstance (other than the termination of this Agreement in accordance with its terms), even if any such change of circumstances was unforeseeable or unavoidable.

2.2	Agreement perfection

This Agreement, pursuant to article 1,450 of the Spanish Civil Code (Código Civil), is effective (perfeccionado) by means of its execution by the Parties on the date hereof, being therefore binding and enforceable upon them from the date hereof. Without prejudice to the binding nature of this Agreement, the completion of the Transaction and the obligations to transfer and acquire the Shares of the Companies and of Towers Zweite and pay the Price corresponding to such Shares shall be subject to the satisfaction or waiver of the corresponding Conditions Precedent.

Upon the satisfaction or waiver of the Conditions Precedent and the occurrence of the corresponding Closing, in each case on the terms set forth herein, the effectiveness of the transfer of the corresponding Shares shall be as of the relevant Closing Date.

3.	CONSIDERATION

3.1	Determination of the Price

The consideration for 100% of the Shares of the Companies and Towers Zweite (the “Price”) shall be:

(i)	The Price for 100% of the Shares of the Companies shall be:

a)	An amount in cash (in Euros) equal to the Base Price;

b)	Minus the Adjusted Net Debt as of the First Reference Date, if a positive number, or, alternatively, if a negative number, plus the absolute value of such number;

c)	Plus the Contingent Price, if any.

(ii)	The Price for 100% of the Shares of Towers Zweite shall be:

a)	An amount in cash (in Euros) equal to the Purchase Price II;

b)

Minus the Zweite Adjustment, if a positive number, or, alternatively, if a negative number, plus the absolute value of such number, in either case if the Zweite Adjustment is applicable pursuant to Clause 3.4 below.

The Buyer confirms, represents and warrants to the Seller that it has available (pursuant to any available cash resources or financing agreements, loan facilities or other financing arrangements) sufficient cash resources to fulfil in full its obligations under this Agreement and, in particular, to pay the Price.

A confirmation letter issued by Bank of America, N.A. and BofA Securities Inc. on 12 January 2021 is attached to this Agreement as Schedule 3 as evidence of the sufficiency of available cash resources of the Buyer to pay the Price in full.

3.2	Base Price and Closing Price

3.2.1    Base Price. The aggregate base price of the Companies shall be an amount of €6,112,960,200 (the Base Price).

3.2.2    Estimated Adjusted Net Debt. Not later than five Business Days prior to the First Closing Date, the Seller shall notify the Buyer of the Estimated Adjusted Net Debt, together with such details as are reasonably necessary to support the calculations made by the Seller.

The Seller undertakes to provide the Estimated Adjusted Net Debt in a timely manner as set forth above. The Buyer shall not be entitled to challenge the Estimated Adjusted Net Debt prior to the First Closing Date except in the event of manifest error. To assist the Buyer with its review, the Seller shall provide any reasonable assistance and documentation required by the Buyer to review the Seller’s calculation of the Estimated Adjusted Net Debt in a timely manner.

If the Second Closing Date determined pursuant to Clause 6.1.1 is not the Closing Date II (but is any date after the Closing Date II), no later than five Business Days prior to the Second Closing Date the Seller shall notify the Buyer of the Estimated Zweite Adjustment, together with such details as are reasonably necessary to support the calculations made by the Seller (including, in particular the Seller’s bona fide estimation of the Adjusted Net Debt of Towers Zweite as of the Economic Closing Date II and as of the Second Reference Date).

3.2.3    Payment of the Closing Price of the Companies. On the First Closing, the Buyer shall pay to the Seller the following amounts for 100% of the Shares of the Companies: an amount in cash (in Euros) equal to (A) the Base Price; (B) minus the Estimated Adjusted Net Debt, if a positive number, or, alternatively, if a negative number, plus the absolute value of such number.

The Closing Price of the Companies shall be paid by the Buyer to the Seller on the First Closing Date, in cash. The Closing Price of the Companies shall be paid in full, without any deduction, withholding, set-off, retention or counterclaim.

3.2.4    Payment of the Closing Price of Towers Zweite. The Closing Price for 100% of the Shares of Towers Zweite shall be an amount in cash (in Euros) equal to the Preliminary Purchase Price II plus (if the Second Closing Date determined pursuant to Clause 6.1.1 is not the Closing Date II but is any date after Closing Date II) the Estimated Zweite Adjustment, if a positive number, or, alternatively, if a negative number, minus the absolute value of such number.

The Seller shall notify the Buyer of the Closing Price of Towers Zweite promptly upon receiving the notification of the Preliminary Purchase Price II from Telefónica Germany in accordance with the German SPA.

The Closing Price of Towers Zweite (i.e. the Preliminary Purchase Price II plus/minus the Estimated Zweit Adjustment, if applicable) shall be paid as follows:

(i)

If the Second Closing Date occurs on the same date as the Closing Date II, the Closing Price of Towers Zweite (i.e., the Preliminary Purchase Price II) shall be paid in cash (in Euros) by the Buyer directly to Telefónica Germany on such date, in satisfaction of the Preliminary Purchase Price II, on the terms and conditions of the German SPA, on behalf of, and with full indemnity of, the Seller, in which case the payment obligations of the Buyer with respect to the Closing Price of Towers Zweite pursuant to this Agreement shall be fully complied with.

(ii)

If the Second Closing Date occurs on any date after the Closing Date II, (i) the Preliminary Purchase Price II shall be paid by the Seller to Telefónica Germany on the terms and conditions of the German SPA, and (ii) the Closing Price of Towers Zweite shall be paid in cash (in Euros) by the Buyer to the Seller on the Second Closing Date on the terms and conditions set forth in this Agreement.

In each case, the amounts shall be paid in full, without any deduction, withholding, set-off, retention or counterclaim.

3.3	Price Adjustment

3.3.1    Calculation of the Reference Adjusted Net Debt and the Price Adjustment. Following the First Closing, the Reference Adjusted Net Debt and the Price Adjustment shall be calculated as follows:

(i)

Within three months following the First Closing, the Buyer shall (a) cause the Companies to prepare their Closing Accounts; (b) prepare a statement with the Buyer’s calculation, based on the Closing Accounts, of the Reference Adjusted Net Debt and, therefore, of the Price Adjustment, all pursuant to the terms and conditions of this Agreement (the “Buyer’s Statement”); and (c) submit the Closing Accounts and the Buyer’s Statement to the review of the Auditor (such review to be performed within the scope of work set forth in Schedule 4). The Auditor shall review the Closing Accounts and the Buyer’s Statement and provide the Buyer its procedures report as soon as possible, and in any event within one month after having received the documentation from the Buyer. Within five Business Days thereafter, the Buyer shall deliver to the Seller the Closing Accounts, the Buyer’s Statement and the agreed-upon procedures report of the Auditor. The Closing Accounts together with such Auditor’s report shall be referred hereinafter as the “Reviewed Closing Accounts”. The Buyer undertakes, to the extent possible, to make its best efforts to cause the Auditor to deliver the Reviewed Closing Accounts within such one month period, however, the Buyer shall not be held responsible for any delay in delivering such Reviewed Closing Accounts to the Seller for a delay attributable to the Auditor (in which case, the deadline to deliver the Reviewed Closing Accounts shall be extended, as appropriate).

(ii)

The Seller shall have a period of forty-five calendar days following receipt of such Reviewed Closing Accounts and the Buyer’s Statement to review the materials received and notify the Buyer any discrepancy therein. The Buyer shall provide any reasonable assistance and documentation required by the Seller for the performance of such review in a timely manner and, in particular, shall cause the Companies to provide access to the Seller (on a reasonable and confidential basis, during normal business hours) to the Companies’ accounting or other documents, records and other materials and information and make available, to a reasonable extent, employees and auditors of the Companies, and any other assistance, document or information that the Seller may reasonably request.

(iii)

If the Seller does not object to the corresponding Price Adjustment resulting from such Buyer’s Statement within the period set forth in the previous paragraph, such Price Adjustment so notified by the Buyer will be deemed to be agreed between the Parties.

(iv)

On the contrary, if the Seller objects to the corresponding Price Adjustment resulting from such Buyer’s Statement, it shall notify the Buyer of its disagreement within the forty-five-day period set forth above, indicating the basis of such disagreement and the reasons therefor, indicating its calculation of the Reference Adjusted Net Debt and the resulting Price Adjustment, and providing all back-up calculations and documentation reasonably necessary to support the Seller’s calculations (the “Seller´s Objection Notice”). In this event, the Buyer and the Seller shall aim to agree on the determination of the Price Adjustment during the ten Business Days following the receipt by the Buyer of the Seller’s Objection Notice. If the Buyer and the Seller are unable to reach an agreement within the time period indicated in the preceding sentence, any or both Parties may submit the discrepancy to the Expert pursuant to the form of engagement letter, to be agreed in good faith between the Parties and the Expert during the Interim Period.

(v)

The Expert, when appointed, shall render and notify simultaneously to the Seller and the Buyer its final decision on the discrepancies submitted to its review (for the avoidance of doubt, the Expert shall only review and decide on the discrepancies between the Buyer’s Statement and the Seller’s Objection Notice, but not on any other item) and its calculation of the Reference Adjusted Net Debt and the resulting Price Adjustment (that shall be within the range of the amounts included in the Buyer’s Statement and in the Seller’s Objection Notice). The Expert’s decision, together with a statement of reasons therefor, shall be provided to the Parties within one month from the date of acceptance of its appointment. For these purposes, the Expert shall act as an expert and not as an arbitrator.

(vi)

In the absence of manifest error (in which case the relevant part of the Expert’s determination shall be void and the matter shall be remitted back to it for correction), the Price Adjustment determined by the Expert, within the range of the amounts included in the Buyer’s Statement and in the Seller’s Objection Notice, shall be final and binding on the Parties.

(vii)	The Buyer and the Seller undertake to cooperate, and the Buyer undertakes to cause the Companies to cooperate, with the Expert, to the fullest extent possible. In particular:

a)

the Parties shall promptly deliver to the Expert the relevant provisions of this Agreement and the calculations made by the Buyer (and reviewed by the Auditor) and by the Seller, as well as any other information available to the relevant Party that the Expert may reasonably consider necessary to perform its mandate; and

b)

the Buyer shall promptly make available, and cause the Companies to provide access (on a reasonable and confidential basis, during normal business hours) to the Companies’ accounting or other documents, records and other materials and information, and make available employees, auditors and advisors of the Companies, and any other assistance, document or information that the Expert may request, in each case to the extent necessary for the Expert to perform its mandate.

(viii)

The fees of the Expert shall be borne by the Buyer and the Seller in inverse proportion to the extent to which the Expert decides in favour of each Party. By way of example, if the Buyer’s Statement includes a Price Adjustment of 100 and the Seller’s Objection Notice of 200 and the Expert decides that the correct Price Adjustment is 175, the Buyer shall bear 75% of the Expert’s fees and the Seller the remaining 25%.

3.3.2    Payment of the Price Adjustment. The Price Adjustment shall be paid in cash, in Euros, without any deduction, set-off, withholding or counterclaim, within twenty Business Days following the date on which the Price Adjustment has been finally determined pursuant to Clause 3.3.1 above:

(i)	If the Price Adjustment is positive, the Buyer shall pay the Price Adjustment to the Seller; and

(ii)	If the Price Adjustment is negative, the Seller shall pay the absolute value of the Price Adjustment to the Buyer.

3.4	Price adjustment of Towers Zweite pursuant to the German SPA; Deferred Purchase Price Portion II

The Buyer acknowledges and accepts that the Purchase Price II is equal to the Base Purchase Price II as adjusted by the Adjustment Amount II, all as defined and determined pursuant to the German SPA.

In this regard, the Buyer acknowledges, accepts and undertakes to, and the Seller undertakes, without prejudice to Clause 10.6:

(i)

That the Base Purchase Price II shall be determined as set forth in the German SPA, depending, in particular, on the total number of Confirmed Roof Top Sites II and Confirmed Tower Sites II (as defined in the German SPA); the Seller shall keep the Buyer fully informed in a timely manner of the notifications received and the actions taken in this respect and shall not exercise any right in this regard pursuant to the German SPA without the prior written consent of the Buyer, not to be unreasonably withheld or delayed.

(ii)

If the Second Closing Date determined pursuant to Clause 6.1.1 is the Closing Date II, the Buyer shall take care in a diligent manner of all the procedures to prepare the Closing Accounts II and determine the Adjustment Amount II pursuant to the German SPA and the Seller shall keep the Buyer fully informed in a timely manner of the notifications received and the actions taken in this respect, and shall not exercise any right in this regard pursuant to the German SPA without the prior written consent of the Buyer, not to be unreasonably withheld or delayed.

(iii)

On the contrary, if the Second Closing Date determined pursuant to Clause 6.1.1 is any date after the Closing Date II, the Seller shall cooperate in good faith with the Buyer in the preparation of the Closing Accounts II and the determination of the Adjustment Amount II pursuant to the German SPA (until the Second Closing Date, as from which moment the previous paragraph will apply), and the Seller shall keep the Buyer fully informed in a timely manner of the notifications received and the actions taken in this respect and shall not exercise any right in this regard pursuant to the German

SPA without the prior written consent of the Buyer, not to be unreasonably withheld or delayed.

(iv)

The Buyer shall assume the payment and settlement of the Adjustment Amount II, once determined, and for this purpose, the Buyer shall make sure that Towers Zweite complies with any obligation or action and shall take care of any payment to be made by the Seller to Telefónica Germany provided for in this respect in the German SPA, for which purpose, the Buyer shall directly pay in cash (in Euros) to Telefónica Germany the corresponding amount to be paid by the Seller to Telefónica Germany as Adjustment Amount II, on the terms and conditions of the German SPA, on behalf of, and with full indemnity of, the Seller, in which case the payment obligations of the Buyer with respect to the Adjustment Amount II shall be fully complied with. On the contrary, any amounts to be received by the Seller from Telefónica Germany as Adjustment Amount II shall be paid, to the extent possible, directly by Telefónica Germany to the Buyer (for which purpose the Seller will indicate as the account to receive such payment the bank account indicated by the Buyer) or, to the extent the Seller receives any such amount from Telefónica Germany, the Seller shall immediately pass to the Buyer such amount. The general principle is that the settlement of the Adjustment Amount II pursuant to the German SPA is neutral for the Seller, as if such settlement would have occurred directly between Telefónica Germany and the Buyer.

As from the Second Closing Date, the Buyer also assumes in full the payment of the Deferred Purchase Price Portion II, for which purpose the Buyer shall pay in cash (in Euros) to Telefónica Germany the Deferred Purchase Price Portion II determined pursuant to the German SPA on the terms and conditions of the German SPA, on behalf of, and with full indemnity of, the Seller, in which case the payment obligations of the Buyer with respect to the Deferred Purchase Price Portion II shall be fully complied with.

3.5	Zweite Adjustment

The Zweite Adjustment provided for in this Clause 3.5 shall be applicable only if the Second Closing Date determined pursuant to Clause 6.1.1 is not the Closing Date II but any date after the Closing Date II.

3.5.1    Calculation of the Zweite Adjustment. Following the Second Closing, the Adjusted Net Debt of Towers Zweite as of the Economic Closing Date II and as of the Second Reference Date and the corresponding Zweite Adjustment shall be calculated based on the Closing Accounts II and the Zweite Accounts, as follows:

(i)

For this purpose, within three months following the Second Closing, the Buyer shall (a) cause Towers Zweite to prepare the Zweite Accounts; (b) prepare a statement with the Buyer’s calculation, based on the Closing Accounts II (as finally determined with Telefónica Germany pursuant to the German SPA) and the Zweite Accounts, of the Adjusted Net Debt of Towers Zweite as of the Economic Closing Date II and as of the Second Reference Date and, therefore, of the Zweite Adjustment, all pursuant to the terms and conditions of this Agreement (the “Buyer’s Zweite Statement”); and (c) submit the Closing Accounts II, the Zweite Accounts and the Buyer’s Zweite Statement to the review of the Auditor (such review to be performed within the scope of work set forth in Schedule 4). The Auditor shall review the Closing Accounts II, the Zweite Accounts and the Buyer’s Zweite Statement and provide the Buyer its procedures report as soon as possible, and in any event within one month after receiving the documentation from the Buyer. Within five Business Days thereafter, the Buyer shall deliver to the Seller the Closing Accounts II, the Zweite Accounts, the Buyer’s Zweite Statement and the agreed-upon procedures report of the Auditor. The Zweite Accounts together with such Auditor’s report shall be referred hereinafter as the “Reviewed Zweite Accounts”. The Buyer undertakes, to the extent possible, to make its best efforts to cause the Auditor to deliver the Reviewed Zweite Accounts within such one month period, however, the Buyer shall not be held responsible for any delay in delivering such Reviewed Zweite Accounts to the Seller for a delay attributable to the Auditor (in which case, the deadline to deliver the Reviewed Zweite Accounts shall be extended, as appropriate).

(ii)

The Seller shall have a period of forty-five calendar days following receipt of the Closing Accounts II, the Reviewed Zweite Accounts and the Buyer’s Zweite Statement to review the materials received and notify the Buyer of any discrepancy therein. The Buyer shall provide any reasonable assistance and documentation required by the Seller for the performance of such review in a timely manner and, in particular, shall cause Towers Zweite to provide access to the Seller (on reasonable and confidential basis, during normal business hours) to Towers Zweite’s accounting or other documents, records and other materials and information, and make available, to a reasonable extent, employees and auditors of Towers Zweite, and any other assistance, document or information that the Seller may reasonably request.

(iii)

If the Seller does not object to the Zweite Adjustment resulting from such Buyer’s Zweite Statement within the period set forth in the previous paragraph, the Zweite Adjustment so notified by the Buyer will be deemed to be agreed between the Parties.

(iv)

On the contrary, if the Seller objects to the Zweite Adjustment resulting from the Buyer’s Zweite Statement, it shall notify the Buyer of its disagreement within the forty-five-day period set forth above, indicating the basis of such disagreement and the reasons therefor, indicating its calculation of the Adjusted Net Debt of Towers Zweite as of the Economic Closing Date II and as of the Second Reference Date and the resulting Zweite Adjustment and providing all back-up calculations and documentation reasonably necessary to support the Seller’s calculations (the “Seller´s Objection Notice”). In this case, the procedure set forth in Clauses 3.3.1(iv) to 3.3.1(viii) shall apply mutatis mutandis for the final determination of the Zweite Adjustment.

3.5.2    Payment of the Zweite Adjustment. The Zweite Adjustment shall be paid in cash, in Euros, without any deduction, set-off, withholding or counterclaim,

within twenty Business Days following the date on which such Zweite Adjustment has been finally determined pursuant to Clause 3.5.1 above:

(i)	If the Estimated Zweite Adjustment less the Zweite Adjustment is a positive number, the Buyer shall pay the difference to the Seller; and

(ii)	If the Estimated Zweite Adjustment less the Zweite Adjustment is a negative number, the Seller shall pay the absolute value of the difference to the Buyer.

3.6	Contingent Price

3.6.1    Contingent Price. If the Tax Event occurs in any moment following the date hereof, the Buyer shall pay to the Seller, and the Seller shall be entitled to receive from the Buyer, as additional consideration in respect of the sale and purchase of 100% of the Shares of Towers Spain, an amount (the “Contingent Price”) calculated as detailed in Schedule 5, being the positive difference between the corporate income tax depreciation charges deducted by Towers Spain in the fiscal years (not statute-barred) in which it was not Taxed within the same Corporate Income Tax group as TME or the Seller, based on the current Tax basis of its assets and those that would be deducted in said fiscal years if, as a consequence of a Tax inspection regularizing the Tax effects of the spin-off of its towers business into Towers Spain that took place in 2016 (the “Spin-off”), TME were required to declare a taxable capital gain based on the market value of those assets at the time of the Spin-off (the “Step Up”).

For the avoidance of doubt, the Contingent Price would be due only and to the extent that the higher Tax depreciation expenses give rise to a lower Tax due for Corporate Income Tax purposes in any of the fiscal years (not statute-barred) affected and would not exceed €110,000,000; amount which shall be reduced by any Tax damages or losses (including, for the avoidance of doubt and without limitation, any Taxes, delay interests, surcharges or penalties claimed or imposed by the Spanish Tax Authority) that Towers Spain or the Buyer may incur as a result of any indirect Tax (including, but not limited to, VAT, Transfer Tax –“Impuesto sobre Transmisiones Patrimoniales y Actos Jurídicos Documentados: modalidad de Transmisiones Patrimoniales Onerosas”-, and/or Stamp Duty –“Impuesto sobre Transmisiones Patrimoniales y Actos Jurídicos Documentados: modalidad de Actos Jurídicos Documentados”-), in connection with the Spin-Off (the Cap Contingent Price).

The Contingent Price would also include any amounts that are effectively recovered or deducted by Towers Spain as a consequence of the reassessment of the corporate income taxes due in fiscal years in which it was not taxed within the same Corporate Income Tax group as TME or the Seller, and closed (but not statute-barred) before the First Closing Date and until such date.

For the purpose of this Clause 3.6, “Tax Event” means either:

(i)

in case a claim and/or an appeal before the economic-administrative and/or contentious-administrative jurisdiction (respectively) against the Tax Assessment (as defined Schedule 5) is filed, a formal notification from the

Spanish courts declaring that any Tax assessment giving rise to the Step Up is final and not subject to further claim / appeal before that instance; or

(ii)	in case no claim and/or appeal against the Tax Assessment (as defined Schedule 5 - which gives rise to the Step Up-) is filed, the signing of the latter in agreement, or in conformity.

3.6.2    Payment of the Contingent Price. The Seller shall notify the Buyer of the occurrence of the Tax Event as soon as reasonably possible following such occurrence.

The Contingent Price shall be paid (subject to the quantitative limitations set forth hereinabove and which in no case shall exceed the Cap Contingent Price) by the Buyer to the Seller, on the later of (i) the twentieth Business Day following the notification of the Tax Event by the Seller to the Buyer; and (ii) the First Closing Date.

3.7	Anti-Embarrassment Price

3.7.1    Anti-Embarrassment Price. If at any time during the two-year period following the First Closing Date or the Second Closing Date, as applicable (the “Anti-Embarrassment Period”), one or more Disposal Events occurs, the Buyer shall pay to the Seller, and the Seller shall be entitled to receive from the Buyer, as additional consideration in respect of the sale and purchase of 100% of the Shares of the Spanish Companies or the German Companies, as applicable, an amount for each such Disposal Event (the “Anti-Embarrassment Price”) equal to (i) the Incremental Value generated in such Disposal Event divided by (ii) one minus the aggregated Participation of the Relevant Shareholders participating in such Disposal Event.

3.7.2    Additional definitions. The following additional definitions shall apply for the purpose of this Clause 3.7:

•

“Disposal Event” means a direct or indirect sale, transfer, contribution, combination (including by way of a merger), assignment, repurchase or disposal (whether in a single transaction or a series of transactions and regardless of the structure or form of the transaction or transactions) by the Buyer or an entity within the Buyer’s Group to or with a Shareholder of (i) any direct or indirect interest (including minority interests) in any of the Companies or any successor thereof (including any options, warrants, convertible securities, derivative securities or other rights of any kind to acquire any shares in any such Companies) or (ii) all or part of the portfolio of cellular wireless telecommunication towers of the Companies; or the entering into a legally binding agreement to do any of such acts or things (provided the relevant transaction is always signed within the Anti-Embarrassment Period but completed, even after the end of the Anti-Embarrassment Period). For the avoidance of doubt, a Disposal Event (i) shall include, without limitation, the direct or indirect investment by a Shareholder in any of the Companies or their portfolio of cellular wireless telecommunication towers through the subscription of shares or other kind of equity or equity-linked securities or instruments; but (ii) shall exclude any transaction required and/or accepted to comply with any Commitments in relation to the First Closing Conditions Precedent (to the extent no alternative transaction that otherwise would not be a Disposal Event is available).

•

“Incremental Value” means the positive difference, if any, between (i) the value assigned in this Transaction to the sites the subject matter (directly or indirectly) of the Disposal Event (on the basis of the assigned value per site resulting from this Transaction as detailed in Schedule 9); and (ii) the value attributable to such disposed sites (directly or indirectly) in the Disposal Event.

•	“Relevant Shareholder” means any of the following direct or indirect shareholders of the Seller as of the date hereof with the “Participation” indicated below:

Relevant Shareholder	Participation

Pontegadea 2015, S.L.	9.99%

Taurus Bidco S.à r.l.	40.00%

Telefónica, S.A.	50.01%

•

“Shareholder” means any of the Relevant Shareholders and their respective Affiliates. As regards Taurus Bidco S.à r.l., the term “Affiliate” shall additionally include (i) Kohlberg Kravis Roberts & Co. L.P. (the “Manager”); (ii) any fund or person managed by the Manager or a Manager’s Affiliate; (iii) any general partner of the funds or persons referred to in the foregoing sections (i) and (ii); and (iv) any Affiliate of any of the funds or persons referred to in the foregoing sections (i), (ii) and (iii).

3.7.3    Determination and payment of the Anti-Embarrassment Price.

(i)

The Buyer shall promptly notify the Seller in writing of any Disposal Event that occurs within the Anti-Embarrassment Period and state in such notice reasonable details of the Disposal Event and of the preliminary Buyer’s calculation of the Anti-Embarrassment Price to be generated in such Disposal Event, if any.

(ii)

Following the closing of the relevant Disposal Event occurred within the Anti-Embarrassment Period, the Buyer shall promptly notify the Seller in writing of such closing (with all reasonable details) and state in such notice in full detail the definitive Buyer’s calculation of the Anti-Embarrassment Price generated in such Disposal Event, if any, including a copy of the supporting documentation. The Buyer shall send such notice and the relevant documentation within twenty Business Days following such closing date.

(iii)

The Seller shall have a period of forty-five days following receipt of such notification to review the materials received and notify the Buyer any discrepancy thereof. The Buyer shall provide (or cause any of its Affiliates to provide) any reasonable assistance and documentation required by the Seller for the performance of such review in a timely manner and, in particular, shall provide access to the Seller (on reasonable and confidential basis, during normal business hours) to the documents, records and other materials and information, and make available, to a reasonable extent, employees and auditors of the Buyer and its Affiliates, and any other assistance, document or information that the Seller may reasonably request.

(iv)

If the Seller does not object to the Anti-Embarrassment Price notified by the Buyer within the period set forth in the previous paragraph, such Anti-Embarrassment Price so notified by the Buyer will be deemed to be agreed between the Parties.

(v)

On the contrary, if the Seller objects to the Anti-Embarrassment Price notified by the Buyer, it shall notify the Buyer of its disagreement within the forty-five-day period set forth above, indicating the basis of such disagreement and the reasons therefor, indicating its calculation of the Anti-Embarrassment Price and providing all back-up calculations and documentation reasonably necessary to support the Seller’s calculations. In this event, the Buyer and the Seller shall aim to agree on the determination of the corresponding Anti-Embarrassment Price during ten Business Days following the receipt by the Buyer of the Seller objection notice. If the Buyer and the Seller are unable to reach an agreement within the time period indicated in the preceding sentence, any or both Parties may submit the discrepancy to the Expert, the procedure and rules set forth in Clauses 3.3.1(iv) to 3.3.1(viii) being applicable mutatis mutandis.

(vi)

The Buyer shall pay the Anti-Embarrassment Price to the Seller in cash, in Euros, without any deduction, set-off, withholding or counterclaim, within twenty Business Days following the date on which such Anti-Embarrassment Price has been finally determined pursuant to the previous paragraphs.

(vii)

If following the closing of the Disposal Event there is any adjustment to the terms and conditions of the transaction resulting from the Disposal Event, the Buyer shall promptly notify the Seller in writing of such adjustment (with all reasonable details) and state in such notice in full detail the Buyer’s calculation of the corresponding impact to the Anti-Embarrassment Price generated in such Disposal Event, including a copy of the supporting documentation. The Buyer shall send such notice and the relevant documentation within ten Business Days following such event. Paragraphs (iii) to (vi) shall then apply mutatis mutandi.

(viii)

The Buyer shall, and shall cause its Affiliates to, comply with this Clause 3.7 acting with utmost good faith, and shall not, and shall cause its Affiliates not to, take any action or fail to take any action with the purpose of circumventing the terms or purpose of this Clause 3.7.

4.	CONDITIONS PRECEDENT

4.1	Conditions Precedent for the First Closing

4.1.1    Conditions Precedent. The obligation of the Parties to perform the First Closing is subject to the following conditions precedent (the “First Closing Conditions Precedent”):

(i)	Obtaining the Antitrust Clearance.

(ii)	Obtaining the FDI Clearances.

4.1.2    Mutual undertaking of the Parties regarding the First Closing Conditions Precedent. Each of the Parties agree to use their best endeavours to ensure that the First Closing Conditions Precedent are satisfied as soon as practicable after the date of this Agreement and, in any event, prior to the Long Stop Date.

4.1.3    Undertakings by the Parties regarding the Antitrust Clearance

(i)

The Buyer will submit the Transaction to the Antitrust Authority and agrees to use its best endeavours to do, or cause to be done, all things necessary, proper or advisable to ensure that the Antitrust Clearance is obtained as soon as possible and, in any event, prior to the Long Stop Date. In particular, the Buyer undertakes and covenants that during the Interim Period it will not, and will procure that none of its Affiliates will, enter into any agreement or arrangement or acquire or agree to acquire any interest in any business, where the effect of any such agreement or arrangement or such acquisition could reasonably be expected to delay, impede or in any respect prejudice obtaining the Antitrust Clearance as soon as possible and, in any event, prior to the Long Stop Date.

(ii)

The Buyer shall ensure that draft documents, applications or pre-notifications as may be necessary to obtain the Antitrust Clearance shall be provided and submitted to the Antitrust Authority not later than twenty Business Days from the date of this Agreement, subject to the Seller complying in all material respects and in a timely basis with its obligations in Clause 4.1.3(iii). The Buyer shall consult with the Seller and its advisors on the manner of submission and content of such information, documents, applications or pre-notifications prior to submitting them to the Antitrust Authority and provide the Seller and its advisors with redacted drafts (that is, after deleting therefrom any confidential information or commercially sensitive data which may be provided instead to Seller’s external legal counsel on an external counsel only basis) of said documents, and give the Seller a reasonable opportunity to comment thereon. The Buyer will take reasonable consideration of the comments proposed by the Seller, as the case may be.

(iii)

The Seller shall, and shall procure that its subsidiaries and advisors shall, cooperate with the Buyer in providing the Buyer with all such assistance as is reasonably necessary, and shall provide the Antitrust Authority with such information as may reasonably be necessary and as it is reasonably able to provide to ensure that:

a)	all relevant documents, applications or pre-notifications are made in accordance with Clause 4.1.3(ii); and

b)	any request for information from the Antitrust Authority is fulfilled promptly and in any event in accordance with any relevant time limit.

The Seller shall consult with the Buyer and its advisors on the manner of submission and content of such information and documents prior to submitting them to the Antitrust Authority and provide the Buyer and its advisors with redacted drafts (that is, after deleting therefrom any confidential information or commercially sensitive data which may be provided instead to Buyer’s external legal counsel on an external counsel only basis) of said documents, and give the Seller a reasonable opportunity to comment thereon. The Seller will take reasonable consideration of the comments proposed by the Buyer, as the case may be.

(iv)

Each of the Parties shall promptly reply to any requests for information or additional documentation made to that Party by the Antitrust Authority. Each of the Parties shall give the other reasonable opportunity to comment on the content of the reply prior to submitting them to the Antitrust Authority and provide the other with redacted copies (that is, after deleting therefrom any confidential information or commercially sensitive data which may be provided instead to the other Party’s external legal counsel on an external counsel only basis) of said information or documents.

(v)

To the extent permitted by applicable law, each of the Parties shall maintain the other regularly informed of the status of the process and shall provide it with redacted copies (that is, after deleting therefrom any confidential information or commercially sensitive data which may be provided instead to the other Party’s external legal counsel on an external counsel only basis) of the correspondence maintained with the Antitrust Authority.

(vi)	Where either of the Parties intends to participate in any meeting, teleconference or any other type of communication with the Antitrust Authority, it shall:

a)

inform the other Party and its advisors of such circumstance and take into account any observations the other Party may make in this connection, provided the Antitrust Authority makes no objection; and

b)	make sure that the other Party may attend said meeting, teleconference or communication or be represented should it so wish and should the Antitrust Authority not object.

(vii)

Each of the Parties shall promptly inform the other of any relevant notices, oral or written, received by it in relation to the procedures or negotiations commenced to fulfil the Antitrust Clearance. The Buyer shall deliver to the

Seller and its advisors, as soon as received, a copy of the ruling, decision or document giving rise to the satisfaction or non-satisfaction of the Antitrust Clearance or stating or evidencing any significant development or situation in respect thereof. Each of the Parties shall also keep the other informed of all the steps and of any relevant facts in connection with the process to obtain the Antitrust Clearance.

(viii)	The Seller shall have the right to request and promptly obtain from the Buyer information as to the status, advancement or developments regarding the Antitrust Clearance.

(ix)

In the event that any of the Parties at any time becomes aware of any circumstance that could reasonably be expected to prevent, delay or frustrate the obtaining of an Antitrust Clearance, it shall promptly deliver written notice thereof to the other Party.

(x)

If it becomes apparent that the Antitrust Authority will only approve the Transaction subject to conditions, obligations, undertakings and/or modifications (each a “Commitment”), in particular that relates in any manner whatsoever to: (i) any undertaking or business, activities or assets of any undertaking that is controlled by the Buyer or any of its Affiliates; or (ii) any undertaking or business, activities or assets of the relevant Companies, the Buyer shall offer, accept and agree to any such Commitment as may be necessary to obtain the Antitrust Clearance and shall take any and all steps necessary to complete the Commitment.

The Commitment shall include, without limitation, the proposal, negotiation and acceptance by the Buyer of (i) any and all divestitures of the businesses or assets of it or its subsidiaries or its controlled Affiliates or, following the relevant Closing Date, of the Companies or Towers Zweite, (ii) any agreement to hold separate any assets of the Buyer or any of its Affiliates or of the Companies or Towers Zweite, (iii) any agreement to license any portion of the business of the Buyer or any of its Affiliates or of the Companies or Towers Zweite, (iv) any limitation to or modification of any of the businesses, services or operations of the Buyer or any of its Affiliates or, following the relevant Closing Date, of the Companies or Towers Zweite, and (v) any other action (including any action that limits the freedom of action, ownership or control with respect to, or ability to retain or hold, any of the businesses, assets, product lines, properties or services of the Buyer or any of its Affiliates or of the Companies or Towers Zweite), in each case as may be necessary to obtain the Antitrust Clearance.

The Buyer expressly acknowledges and accepts that any required action by the Buyer to complete the Commitment shall not reduce, impact or amend the Price agreed under this Agreement.

(xi)	The Parties agree as follows in respect of the possible outcome of the analysis of the Transaction by the Antitrust Authority:

a)

If the Antitrust Authority authorizes the Transaction unconditionally, the Condition Precedent in Clause 4.1.1(i) shall be deemed satisfied on: (a) in the case of express authorization, the date on which the Buyer is notified of the Antitrust Clearance by the Antitrust Authority, or (b) in the case of tacit or implied authorization, the date on which that authorization is tacitly or implicitly obtained in accordance with the applicable anti-trust law;

b)

If the Antitrust Authority authorizes the Transaction subject to any Commitment, the Condition Precedent in Clause 4.1.1(i) shall be deemed satisfied on the date on which the Buyer is notified of the Antitrust Clearance and such Antitrust Clearance is effective pursuant to applicable law and the Transaction can be consummated without infringing that authorization.

(xii)	All information furnished to the Parties or the Parties’ advisors under this Clause 4.1.3 shall constitute Confidential Information.

(xiii)	Cost and expenses. Each Party will bear all the fees, costs and expenses necessary to fulfil its respective undertakings under this Clause 4.1.3.

4.1.4    Undertakings by the Parties regarding the FDI Clearances

(i)

The Buyer agrees to use its best endeavours to do, or cause to be done, all things necessary, proper or advisable to ensure that the FDI Clearances are obtained as soon as possible and, in any event, prior to the Long Stop Date. In particular, the Buyer undertakes and covenants that during the Interim Period it will not, and will procure that none of its Affiliates will, enter into any agreement or arrangement or acquire or agree to acquire any interest in any business, where the effect of any such agreement or arrangement or such acquisition could reasonably be expected to delay or impede or in any respect prejudice the obtaining of the FDI Clearances prior to the Long Stop Date.

(ii)

The Buyer shall ensure that all such information documents, applications or pre-notifications as may be necessary to obtain the FDI Clearances shall be provided and submitted to the relevant authorities not later than twenty Business Days from the date of this Agreement, subject to the Seller and its advisors having provided, in all material respects and in a timely manner, the Buyer and its advisors with the information refer to in Clause 4.1.4(iii).

(iii)

The Seller shall, and shall procure that its subsidiaries and advisors shall, cooperate with the Buyer in providing the Buyer with all such assistance as is reasonably requested by the Buyer and as it is reasonably able to provide in order to enable the Buyer to adequately prepare any application related to the FDI Clearances and to answer any questions and enquiries made by the relevant authorities in connection with the application or any related foreign investment control review.

(iv)

The undertakings of the Parties set forth in Clauses 4.1.3(iv) to 4.1.3(x) above (and in particular, the undertaking of the Buyer to propose, negotiate and accept any Commitment) shall apply mutatis mutandis to the FDI Clearances.

(v)

The Condition Precedent in Clause 4.1.1(ii) shall be deemed to be satisfied upon the notification to the Buyer of the granting of the last of the FDI Clearances, in each case, with or without conditions.

(vi)	All information furnished to the Parties or the Parties’ advisors under this Clause 4.1.4 shall constitute Confidential Information.

(vii)	Cost and expenses. Each Party will bear all the fees, costs and expenses necessary to fulfil its respective undertakings under this Clause 4.1.4.

4.1.5    Waiver of the First Closing Conditions Precedent

The Buyer shall be entitled to waive the First Closing Conditions Precedent, in total or in part, at its discretion, to the extent permitted by applicable law.

4.1.6    Non-satisfaction of the Conditions Precedent in Clause 4.1.1(ii) due to failure to obtain one of the FDI Clearances

If it becomes reasonably apparent to the Parties that the First Closing Conditions Precedent in Clause 4.1.1(ii) will not be satisfied prior to the Long Stop Date because one of the FDI Clearances will not be obtained on or prior to the Long Stop Date, despite all efforts from the Buyer to obtain it (and without prejudice to the Buyer’s obligation to continue with such efforts), then, at the request of the Seller, the Parties shall make the appropriate changes to this Agreement to close the Transaction regarding only the Companies (and, should it be the case, following satisfaction of the German Condition Precedent, as regards Towers Zweite) in respect of which the relevant FDI Clearance has been obtained and shall proceed with such closing not later than the Long Stop Date.

4.2	Conditions Precedent for the Second Closing

4.2.1    Conditions Precedent. The obligation of the Parties to perform the Second Closing is subject to the satisfaction of the First Closing Conditions Precedent and, in addition, to the following condition precedent: the acquisition by the Seller of the full ownership of 100% of the share capital of Towers Zweite (this last condition, the “German Condition Precedent”).

4.2.2    Obligations of the Seller as regards the German Condition Precedent. The Seller undertakes to make its best efforts to comply and fulfil all its obligations and to exercise all its rights in respect of Telefónica Germany pursuant to the German SPA in order to complete the purchase and acquisition of 100% of the share capital of Towers Zweite in a timely manner and on the terms and conditions set forth in the German SPA. In particular (without limitation to the foregoing), the Seller undertakes to use its best efforts (i) to consummate Closing II, and for such purpose, (ii) to prevent the occurrence of any Negative Closing

Condition II (as defined in the German SPA), or, if any such Negative Closing Condition II occurs, to cure such Negative Closing Condition II prior to 31 July 2021.

4.3	Extended Long Stop Date

The Parties acknowledge that the Long Stop Date may be extended once for an additional term of nine months in order to satisfy the First Closing Conditions Precedent at the sole discretion of either the Seller or the Buyer (such later date the “Extended Long Stop Date”). In the event that the Long Stop Date is so extended, references made in this Agreement to the Long Stop Date will be understood to be the Extended Long Stop Date.

5.	COVENANTS IN THE INTERIM PERIOD

5.1	Management of the Companies

5.1.1    General principle. Except as otherwise provided for in this Agreement, between the date of this Agreement and the relevant Closing Date, as applicable (the “Interim Period”), the Seller undertakes to cause the Companies to be managed in all material respects within the ordinary course of business in accordance with past practice.

The Buyer acknowledges and accepts that until the Closing Date II, the Seller does not control Towers Zweite and, therefore, the provisions of this Clause 5.1 will not apply to Towers Zweite. Without prejudice to the foregoing, the Seller undertakes (i) to promptly inform the Buyer of any notification received from Telefónica Germany pursuant to the conduct of business covenants in the German SPA (section 11.1 of the German SPA); (ii) not to amend or agree to amend the German SPA, nor to terminate or agree to terminate the German SPA without the prior written consent of the Buyer, such consent not to be unreasonably withheld or delayed; and (iii) not to exercise any right pursuant to such conduct of business covenants without the prior written consent of the Buyer, not to be unreasonably withheld or delayed.

5.1.2    Restricted actions. The Seller shall ensure that during the Interim Period none of the Companies (or the Seller itself in relation to paragraph (iv) below) complete or commit to complete any of the following actions, except with the prior written consent of the Buyer, such consent not to be unreasonably withheld or delayed, or as required under applicable law:

(i)	Amend its by-laws or other constitutional documents;

(ii)	Take part in any merger, spin-off or winding up or file an application for insolvency or liquidation, or in any other corporate transaction with similar effects to the foregoing;

(iii)	Create, allot, issue, purchase, repay, redeem or agree to create, allot, issue, purchase, repay or redeem any of its share or loan capital;

(iv)	Create any Encumbrance over the Shares of the Companies;

(v)

Make any material change to its accounting or Tax methods, practices, policies or procedures or make any Tax election or enter into, amend or terminate any Tax consolidation or similar agreement (other than if requested by the statutory auditor or required to comply with any applicable law);

(vi)

Except for increases: (a) in the ordinary course of business in accordance with past practices, (b) pursuant to existing arrangements as at the date hereof fairly disclosed, or (c) pursuant to the existing collective bargaining agreements or required by applicable law, increase the compensation payable to its employees or putting in place any retention arrangement (except retention arrangements to be paid before the Closing Date);

(vii)

Grant any exceptional remuneration, bonus or benefit to any Senior Officer (except exceptional remunerations, bonuses or benefits to be paid before the Closing Date), other than normal bonus and commission pay-outs related to schemes already in place or fairly disclosed;

(viii)	Proceed to a structural or material change in its Business;

(ix)

Save as pursuant to existing arrangements as at the date hereof which are fairly disclosed, acquire or enter into a legally binding commitment to acquire (whether by way of purchase, subscription, merger, consolidation, demerger or otherwise) any business, asset or undertaking in excess of €1,000,000 per transaction or a series of related transactions;

(x)

Save as pursuant to existing arrangements as at the date hereof which are fairly disclosed, sell, lease, licence or otherwise dispose or enter into a legally binding commitment to sell, lease or otherwise dispose of any business, asset or undertaking in excess of €1,000,000 per transaction or a series of related transactions;

(xi)

Make any loan in excess of €500,000 per transaction or series of related transactions, or forgive any indebtedness owed to them (in each case, except mere intragroup transactions within the Companies);

(xii)

Incur any new debt, the amendment of financing agreements, a waiver of rights, in each case unless they are for an amount lower than €5,000,000 (per transaction or a series of related transactions) and the creation of security interests or provision of personal guarantees other than those deriving from loans or credits existing at the date hereof or any renewal or modification thereof, as fairly disclosed to the Buyer;

(xiii)	Participate in, or terminate any participation in, any joint venture or profit-sharing arrangement or any other analogous arrangement;

(xiv)

Enter or agree to enter into any Material Contract or any contract with a company of the Telefónica Group or the shareholders of the Seller for an amount higher than €250,000 which is (a) not on arm’s length terms or full value, (b) not in the ordinary course of business, or (c) on unusual, abnormal or onerous terms or materially restrictive on its Business;

(xv)

Amend or agree to amend, any Material Contract, other than (a) extending the term of any Material Contract that is due to expire before the Long Stop Date, or (b) amendments that are operationally driven and do not negatively affect the economic terms of the Material Contract in any material respect, taken as a whole;

(xvi)

Whether by one transaction or a series of related transactions, undertake or commit any capital expenditure except if (a) it does not exceed in any month 125% of the relevant Company average monthly capex for individuals quarters estimate as set forth in Schedule 6 (provided that the capital expenditure estimate not used in a month will be added to the estimate of the following month and so on); or (b) is in the ordinary course of business and it has been fairly disclosed prior to the date of this Agreement;

(xvii)	Grant or issue any mortgage, charge, debenture or other security other than as required by applicable law or by existing contractual obligations fairly disclosed to the Buyer;

(xviii)

Do or omit to do any action that might result in the termination, revocation, suspension, modification or non-renewal of any material license, consent or authorization. For this specific purpose the Seller shall procure that the Companies comply with all reporting and conditions imposed by regulators and applicable law;

(xix)

Settle any Tax claim, surrender any right to claim a refund of Taxes, enter into any agreement with Tax authorities or seek any ruling, clearance or confirmation from any Tax authority in excess of €250,000;

(xx)

Make any election of a Taxation nature that might alter the Tax status, become resident for Tax purposes or create a permanent establishment in either case in a jurisdiction where the Companies were not registered or did not have such a permanent establishment prior to the signing date of this Agreement;

(xxi)

Initiate, settle or abandon any claim, litigation, arbitration or other proceedings or make any admission of liability, in each case if in excess of €500,000 per claim or group of claims arising from substantially identical facts or circumstances (and excluding, in any case, in relation to normal debt collection); or

(xxii)	Enter into any agreement (conditional or otherwise) to do any of the foregoing.

5.1.3    Procedure for authorising restricted actions during the Interim Period. If, during the Interim Period, the Seller intends that any of the Companies takes any of the actions referred to in Clause 5.1.2 above, the Seller shall notify the Buyer and require its consent, such consent not to be unreasonably withheld or delayed:

(i)

The Buyer shall use all reasonable endeavours to notify the Seller of the Buyer’s decision to approve or not approve any such proposed actions within three Business Days of receipt of such notification from the Seller and, in the case of rejection, providing a reasonable justification thereof.

(ii)

The consent of the Buyer shall be deemed to have been granted if the Buyer does not notify the Seller of its disagreement in respect of the proposed action in writing within such three Business Days of receipt by the Buyer of a written request from the Seller.

(iii)

For the avoidance of doubt, if such a request is rejected by the Buyer and all Closing Actions affecting the Company in question are completed, the Seller shall not be liable in any event for any Damages which would not have occurred but for such non-approval.

5.1.4    Expressly permitted actions. Nothing in Clause 5.1 shall operate so as to prevent or restrict the Seller or any of the Companies to take or omit to take any of the following actions or any other action expressly contemplated or permitted under this Agreement or referenced in Schedule 7 or which constitutes, forms part of, is incidental to or is necessary for the completion of, any transaction expressly foreseen in Schedule 7:

(i)

Any action required to be undertaken by the Companies to comply with applicable law or binding direction, instruction, pronouncement or decision of a competent court or administrative or regulatory authority;

(ii)

Any actions reasonably undertaken by the Companies in an emergency or disaster situation with the intention of minimising any adverse effect of such situation in any of the Companies and/or the Business;

(iii)

Any action which is mandatory for the Seller, the applicable Company or their directors or managers under any contract entered into prior to the date of this Agreement or any other source of obligations (including under any applicable law), provided that such action, contract or source of obligations has been fairly disclosed and the action falls within the ordinary course of business;

(iv)	Any action which is necessary in order to implement or otherwise address any conditions or commitments imposed by the Antitrust Authority;

(v)

Any action which is referenced in any Transaction document or was fairly disclosed to the Buyer or any of its officers, directors, managers, representatives or advisors in writing prior to the date of this Agreement;

(vi)

Any action to approve, declare or pay any dividend or any other distribution including any interim dividend, by any of the Companies as well as any capitalization or reduction of the share capital or equity of any of the Companies for the purpose of distributing funds from the Companies to its shareholders, provided that each of the Companies has sufficient working capital to meet such Company’s payment obligations in the short term following the relevant Closing; and

(vii)	Any actions taken with the consent of the Buyer pursuant to Clause 5.1.3.

In any event but to the extent reasonably possible, the Seller hereby undertakes to previously notify and consult in good faith with the Buyer if it intends to carry out any action restricted in principle by Clause 5.1.2 but permitted pursuant to this Clause 5.1.4, giving the Buyer the opportunity to discuss in good faith with the Seller the actions and the underlying grounds for their implementation.

The Buyer expressly acknowledges that the Seller is not prevented or limited in any form by the provisions of Clause 5.1.2 from causing the Companies to make any payments that the Companies are contractually bound to make when due to the Seller or any Seller’s Affiliate under existing agreements as fairly disclosed to the Buyer.

5.1.5    Required actions. During the Interim Period the Seller shall (i) notwithstanding Clause 5.1.2 (xvi), undertake to commit capital expenditure in a manner consistent with the estimate set forth in Schedule 6, and (ii) pay any retention arrangements prior to the relevant Closing Date.

Additionally, during the Interim Period the Seller shall (and shall cause the Companies and, to the extent possible, Towers Zweite) to procure (to the extent under its control) that (i) all trade payables, accruals and trade receivables (including in each case all intercompany balances other than those included in Adjusted Net Debt) will operate in the ordinary course of business, such that there shall be no acceleration of cash receipts or deceleration of cash payments as compared to past practice and contractual terms; (ii) there are no delays in cheque runs or supplier payments or actions to incentivise or otherwise seek early settlement from customers; and (iii) settle any intercompany balances historically reported in working capital in accordance with past practice and under the terms and conditions of their underlying contracts (although in the event of a discrepancy between contractual terms and past practice, past practice shall govern this covenant).

5.2	Access to information before the relevant Closing Date

During the Interim Period, the Seller undertakes to deliver to the Buyer, subject to any restriction pursuant to applicable antitrust laws and, as appropriate, through a clean team arrangement; (i) quarterly interim management accounts of the Companies (including, where available, consolidated management accounts) in the format produced by the Companies in the ordinary course of business, redacted as it may be required to preserve any confidential or commercially sensitive information; (ii) updates as to the progress of any material legal, tax, commercial, financial or any matter relating to the Companies or the Business as reasonably requested by the Buyer; as well as (iii) upon reasonable written notice from the Buyer, subject to applicable law, any information or documentation reasonably necessary for the purpose of preparing the integration of the Companies within the group of the Buyer.

5.3	Other pre-Closing actions

Prior to each of the Closings, the Seller shall provide and shall cause the Companies (and, to the extent possible, Towers Zweite) to provide, and shall use its reasonable best efforts to cause their respective representatives and advisors (including accountants) to provide, customary cooperation reasonably requested by the Buyer in connection with the arrangement of the debt or equity financing for purposes of, or in connection with, funding the Transaction (including the disclosure of information set out in Clause 13.1.2). Buyer shall, promptly upon request by the Seller, reimburse the Seller for all reasonable and documented out-of-pocket costs incurred by the Seller or its subsidiaries or their respective representatives in connection with such cooperation.

6.	CLOSING

6.1	Date and place

6.1.1    Closing Date. If the last pending First Closing Condition Precedent pursuant to Clause 4.1.1 is satisfied or waived no later than ten Business Days prior to the last Business Day of a month, the First Closing Date shall be the last Business Day in Germany of such month; and, if the last pending First Closing Condition Precedent is satisfied or waived within the last ten Business Days of a month, the First Closing Date shall be the last Business Day in Germany of the following month.

The Second Closing Date shall be:

(i)	If the First Closing Conditions Precedent pursuant to Clause 4.1.1 have been satisfied or waived prior to the Closing Date II, the Closing Date II; and

(ii)

Otherwise, if the last pending Second Closing Condition Precedent pursuant to Clause 4.2.1 is satisfied or waived not later than ten Business Days prior to the last Business Day of a month, the Second Closing Date shall be the last Business Day in Germany of such month; and if the last pending Second Closing Condition Precedent is satisfied or waived within the last ten Business Days of a month, the Second Closing Date shall be the last Business Day in Germany of the following month.

In the event the First Closing is delayed until after Closing II, the First Closing and the Second Closing may also occur on the same date and, if practical and conducive, in the same closing meeting.

6.1.2    Closing place. The First Closing shall take place simultaneously in Madrid and in Munich, at the offices of the Spanish Notary (as regards the Spanish Companies) and the German Notary (as regards Towers Germany), at 12:00 hours (CET) on the First Closing Date. The Second Closing shall take place in Munich, at the offices of the German Notary, at 12:00 hours (CET) on the Second Closing Date.

6.2	Closing Actions on the First Closing Date

On the First Closing Date, all of the actions and transactions listed below shall be performed as a single act (unidad de acto) and shall be deemed to have been performed simultaneously so that the First Closing shall not be understood to be completed until all these Closing Actions have been fully performed. In the event that any of the Parties does not complete any of these Closing Actions that it is obliged to complete pursuant to this Clause 6.2, it shall be understood that none of them has taken place.

6.2.1     Closing as regards the Spanish Companies

(i)

The Parties shall produce and exhibit sufficient powers of attorney required for the execution and completion of the notarisation of this Agreement and any other Transaction document or actions required under this Agreement.

(ii)

The Parties shall execute a closing public deed in front of the Spanish Notary for the purposes of recording the completion of this Agreement as regards the Spanish Companies pursuant to which (i) they formalise (elevar a público) this Agreement; and (ii) the Seller transfers ownership and delivers the Shares of the Spanish Companies to the Buyer, who in turn acquires and receives such Shares, free and clear from Encumbrances, subject only to the payment of the Closing Price of the Companies, in the form to be agreed in good faith between the Parties prior to the First Closing Date.

(iii)

The Buyer shall pay to the Seller, as set forth in Clause 3.2.3 above, the Closing Price of the Companies. The Seller shall acknowledge its full receipt and deliver the corresponding evidence of payment (carta de pago) to the Spanish Notary.

(iv)

The Seller shall deliver to the Spanish Notary the Titles of Ownership of the Shares of the Spanish Companies so that the Notary records the relevant selling notes on such titles and recording of the transfer of such Shares in the corresponding share register book (libro registro de socios).

(v)

The Buyer and the Seller, as applicable, shall deliver to the Spanish Notary a copy of a shareholder resolution of the Buyer and/or the Seller, respectively, approving the Transaction as regards the Spanish Companies for the purposes of article 160(f) of the Spanish Companies Act (Ley de Sociedades de Capital) (if applicable).

(vi)

The Seller shall deliver a certificate of the relevant managing bodies of the Spanish Companies attesting that any requirements under the corresponding bylaws and applicable law for the transfer of the respective Shares in the Spanish Companies have been fulfilled and that the respective Shares are free and clear from Encumbrances.

(vii)	The Parties shall execute in front of the Spanish Notary a notarial deed of deposit of one of the Data Room USBs.

(viii)

The Seller shall deliver to the Buyer (a) the written resignations of the directors of the Spanish Companies pursuant to which each of the directors resigns from his/her position in the Spanish Companies’ management bodies and declares that he/she has no claims against any of the relevant Spanish Companies, and (b) the written resignation of the secretary and deputy secretary of the board of directors of the Spanish Companies from his/her office in the Spanish Companies’ board of directors, all in accordance with the resignations letter forms to be agreed in good faith between the Parties prior to the First Closing Date.

(ix)

The Buyer shall cause the Spanish Companies to pass the necessary resolutions, both at a general meeting and board level, in order to: accept the resignations referred to in paragraph (viii), approving management by those directors, secretary and deputy secretary and undertaking not to bring any action against any of them on any grounds related to or arising out of their position as director or secretary or deputy secretary of the relevant Spanish Company up to the First Closing Date (in each case except for wilful misconduct (dolo)).

(x)

The Parties shall execute any and all additional agreements and comply with any and all ancillary undertakings, commitments or obligations that any of the Parties may have towards the other in order to fulfil its obligations under this Agreement and complete the Transaction as regards the Spanish Companies.

6.2.2     Closing as regards Towers Germany

(i)

The Seller shall transfer and assign the Shares of Towers Germany to the Buyer, free and clear from Encumbrances, by means of a separate notarial share assignment agreement in the form to be agreed in good faith between the Parties prior to the First Closing Date, executed in front of the German Notary subject only to the condition precedent of the payment of the Closing Price of the Companies.

(ii)

The Buyer shall pay to the Seller, as set forth in Clause 3.2.3 above, the Closing Price of the Companies. The Seller shall acknowledge its full receipt and deliver the corresponding evidence of payment to the German Notary.

(iii)

The Seller shall deliver to the Buyer the written resignations of the managing directors of Towers Germany pursuant to which each of the such managing directors resigns from their position and declares that they have no claims against Towers Germany, all in accordance with the resignations letter forms to be agreed in good faith between the Parties prior to the First Closing Date.

(iv)

The Buyer shall cause Towers Germany to acknowledge the resignations referred to in paragraph (iii) above and pass the necessary resolutions at a shareholder meeting in order to approve management by those directors, discharge them and undertake not to bring any action against any of them on any grounds related to or arising out of their position as director up to the First Closing Date (in each case except for wilful misconduct (dolo)).

(v)	The Parties shall require the German Notary to ensure that the new shareholders’ list of Towers Germany is filed by the German Notary with the competent commercial register.

(vi)

The Parties shall execute any and all additional agreements and comply with any and all ancillary undertakings, commitments or obligations any of the Parties may have towards the other in order to fulfil its obligations under this Agreement and complete the Transaction as regards the Towers Germany.

6.3	Failure to effect the First Closing

Following the satisfaction or waiver, as applicable, of the First Closing Conditions Precedent, if the Buyer or the Seller do not proceed with the First Closing pursuant to Clause 6.1 above or fail to comply with any Closing Action as set out in Clause 6.2 above, the non-defaulting Party (the Seller or the Buyer, as the case may be) shall be entitled (but shall not be obliged to) at its sole discretion and by written notice to the other Party:

(i)	To effect the First Closing so far as practicable having regard to the defaults which have occurred and without prejudice to the following paragraph;

(ii)

To request specific performance and set a new First Closing Date, in which case the defaulting Party shall be obliged to pay to the other Party, on the new First Closing Date, a penalty of 2.5% of the Base Price of the Spanish Companies and Towers Germany; or

(iii)

To terminate this Agreement as regards the Spanish Companies and/or Towers Germany and, in that case and at the sole discretion of the non-defaulting Party, also as regards the Towers Zweite in accordance with Clause 9 below, and with the penalty set forth in the previous paragraph.

In all these cases, in addition to and without prejudice to all other rights or remedies available to the non-defaulting Party, including the right to claim for any damage or losses (daños y perjuicios) determined in accordance with the Spanish Civil Code (Código Civil) from the defaulting Party.

6.4	Closing Actions on the Second Closing Date

On the Second Closing Date, all of the actions and transactions listed below for the Second Closing shall be performed as a single act (unidad de acto) and shall be deemed to have been performed simultaneously so that the Second Closing shall not be understood to be completed until all such Closing Actions have been fully performed. In the event that any of the Parties does not complete any of the Closing Actions that it is obliged to complete pursuant to this Clause 6.4, it shall be understood that none of them has taken place.

6.4.1	Same-day Second Closing and Closing II

If the Second Closing occurs on the same date as Closing II (Clause 3.2.4(i) above), the Parties shall take the following Closing Actions:

(i)

Immediately following the execution of the Transfer Deed II (as defined in the German SPA), and thereby the satisfaction of the first closing action of Closing II (section 6.2.3(a)(i) of the German SPA), the Seller shall transfer and assign all Shares of Towers Zweite (including, but not limited to, any shares issued prior to Closing II, and, in particular, the new share in the nominal value of € 100) to be issued to Telefónica Germany in connection with the Spin-off II (as defined in the German SPA) to the Buyer, free and clear from Encumbrances, by means of a separate notarial share assignment agreement, in the form to be agreed in good faith between the Parties prior to the Second Closing Date, subject only to the condition precedent of the payment of the Closing Price for Towers Zweite by the Buyer pursuant to Clause 3.2.4(i) above, executed in front of the German Notary.

(ii)

The Buyer shall pay directly to Telefónica Germany, as set forth in Clause 3.2.4(i) above, on the terms and conditions of the German SPA, the Preliminary Purchase Price II, thereby satisfying (i) on behalf of, and with full indemnity of, the Seller, the second closing action of Closing II (section 6.2.3(a)(ii) of the German SPA), as well as (ii) on its own behalf all of its obligations with respect to the Closing Price for Towers Zweite pursuant to this Agreement.

(iii)

The Seller shall (i) deliver to the Buyer the written receipt of the payment of the Preliminary Purchase Price II, immediately following the delivery of such receipt by Telefónica Germany to the Seller in satisfaction of the third closing action of Closing II (section 6.2.3(a)(iii) of the German SPA), and (ii) acknowledge the payment of the Closing Price for Towers Zweite and deliver the corresponding evidence of payment (carta de pago) to the German Notary.

(iv)

The Seller shall deliver to the Buyer the originals (or, if so directed by the Buyer, copies) of the resignation letters of the managing directors of Towers Zweite, effective as of the consummation of Closing II, immediately following the delivery of such originals by Telefónica Germany to the Seller in satisfaction of the fourth closing action of Closing II (section 6.2.3(a)(iv) of the German SPA).

(v)	The Buyer shall:

a)

hold a shareholder meeting of Towers Zweite in which it shall appoint one or several individuals as new managing directors of Towers Zweite and amend the articles of association of Towers Zweite to the effect that the denomination “Telefónica” is removed from the name of Towers Zweite; and

b)	deliver to the Seller evidence of the closing actions taken under lit. a) above.

(vi)

The Parties shall require the German Notary to ensure that the new shareholders’ list of Towers Zweite is filed by the German Notary with the competent commercial register and that the appointment of the new managing directors and the amendment of the articles of association is filed with the commercial register for registration.

(vii)

The Parties shall execute any and all additional agreements and comply with any and all ancillary undertakings, commitments or obligations any of the Parties may have towards the other in order to fulfil its obligations under this Agreement and complete the Transaction as regards Towers Zweite.

6.4.2	Second Closing on any date after Closing II

If the Second Closing occurs on any date after Closing II (Clause 3.2.4(ii) above), the Parties shall take the following Closing Actions on the Second Closing Date:

(i)

The Seller shall transfer and assign the Shares of Towers Zweite to the Buyer, free and clear from Encumbrances, by means of a separate notarial share assignment agreement in the form to be agreed in good faith between the Parties prior to the Second Closing Date, executed in front of the German Notary subject only to the condition precedent of the payment of the Closing Price of Towers Zweite;

(ii)

The Buyer shall pay to the Seller, as set forth in Clause 3.2.4(ii) above, the Closing Price of Towers Zweite. The Seller shall acknowledge its full receipt and deliver the corresponding evidence of payment to the German Notary;

(iii)

The Seller shall deliver to the Buyer the written resignations of the managing directors of Towers Zweite pursuant to which each of the such managing directors resigns from their position and declares that they have no claims against Towers Zweite, all in accordance with the resignations letter forms to be agreed in good faith between the Parties prior to the Second Closing Date;

(iv)

The Buyer shall cause Towers Zweite to acknowledge the resignations referred to in paragraph (iii) above and pass the necessary resolutions at a shareholder meeting in order to approve management by those directors, discharge them and undertake not to bring any action against any of them on any grounds related to or arising out of their position as director up to the Second Closing Date (in each case except for wilful misconduct (dolo));

(v)	The Parties shall require the German Notary that the new shareholders’ list of Towers Zweite is filed by the German Notary with the competent commercial register; and

(vi)	The Parties shall execute any and all additional agreements and comply with any and all ancillary undertakings, commitments or obligations any of the

Parties may have towards the other in order to fulfil its obligations under this Agreement and complete the Transaction as regards the Towers Zweite.

6.5	Failure to effect the Second Closing

Following the satisfaction of the Second Closing Condition Precedent, if the Buyer or the Seller do not proceed with the Second Closing pursuant to Clause 6.1 above or fail to comply with any Closing Action as set out in Clause 6.4 above as regards the Second Closing, the non-defaulting Party (the Seller or the Buyer, as the case may be) shall be entitled (but shall not be obliged to) at its sole discretion and by written notice to the other Party:

(i)	To effect the Second Closing so far as practicable having regard to the defaults which have occurred and without prejudice to the following paragraph;

(ii)

To request specific performance and set a new Closing Date for the Second Closing, in which case the defaulting Party shall be obliged to pay to the other Party, on the new Closing Date for the Second Closing, a penalty of 2.5% of the Purchase Price II of Towers Zweite; or

(iii)

To terminate this Agreement as regards Towers Zweite and, in that case and at the sole discretion of the non-defaulting Party, also as regards the Spanish Companies and/or Towers Germany (if the First Closing has not taken place yet), in accordance with Clause 9 below, and with the penalty set forth in the previous paragraph.

In all these cases, in addition to and without prejudice to all other rights or remedies available to the non-defaulting Party, including the right to claim for any damage or losses (daños y perjuicios) determined in accordance with the Spanish Civil Code (Código Civil) from the defaulting Party.

7.	GENERAL WARRANTIES OF THE PARTIES

The Seller warrants to the Buyer and the Buyer warrants to the Seller that the statements set out below are true and correct as of the date of this Agreement and that they will be true and correct as of each Closing Date (being understood to be automatically repeated and affirmed by each Party to the other at each Closing Date):

(i)

It is an entity duly formed and validly existing pursuant to the applicable law to it, and has full capacity, with no restrictions whatsoever, to enter into this Agreement and assume the undertakings established herein, as well as any such undertakings as may arise hereunder, and to execute all such documents as may be necessary for such purpose.

(ii)

It is not insolvent; there are no insolvency proceedings underway affecting it; it is not aware of any circumstance which could cause a declaration of insolvency and it has the capacity to engage in its current activities and to own and manage its properties and assets.

(iii)

It has met all such requirements as may be imposed on it by the applicable law to it and its bylaws in relation to the execution of this Agreement and the assumption of the undertakings contained herein.

(iv)

It has full rights, powers and authority to enter into this Agreement and comply with its terms, for which purposes it has duly adopted all of the necessary and appropriate resolutions to authorize the signature, execution, performance and closing of this Agreement, which constitutes a valid and legally binding obligation, enforceable pursuant to its terms and conditions.

(v)

The signing and execution of, and compliance with, this Agreement and the corresponding Closing Actions represent no breach of any agreement to which it is a party, nor do they involve the violation of any applicable law to it.

In addition, the Buyer confirms, represents and warrants to the Seller, as of the date hereof and as of each Closing Date, that any monies to be used to satisfy the Buyer’s obligations hereunder, including for the payment of the Price and any other amounts payable hereunder, and all fees and expenses relating to the transactions contemplated by this Agreement and all agreements and documents contemplated hereby to be executed and delivered by Buyer (a) have not been or will not be derived from or relate to any illegal activities, including but not limited to, money laundering activities, activities targeted by anti-terrorism laws or activities targeted by AML and any Anti-Bribery Laws; and (b) are not derived from, invested for the benefit of, or related in any way to a legal or natural person that is a Restricted Party where such act could cause any person to violate any Sanctions or could reasonably be expected to cause any person to otherwise become a Restricted Party.

The Seller and the Buyer undertake to make good and indemnify one another for any damage or losses (daños y perjuicios) determined in accordance with the Spanish Civil Code (Código Civil) caused by the untruthfulness or inaccuracy of any of the representations and warranties given above.

8.	SPECIFIC WARRANTIES OF THE SELLER

8.1	Seller’s Specific Warranties

The Seller warrants to the Buyer that the statements set out below (the “Specific Warranties”) are true and correct as of the date of this Agreement and that they will be true and correct as of the First Closing Date, as applicable (being understood to be automatically repeated and affirmed by the Seller to the Buyer at the First Closing Date):

(i)

It is the legitimate owner, directly, of all the Shares of the Companies and, of the Second Closing Date, Towers Zweite, free and clear from Encumbrances, fully subscribed and paid in and with all the rights inherent in them by reason of statute and the bylaws, as set forth in Recital II.-, and that it is entitled to sell and transfer the full ownership of such shares on the terms set out in this Agreement.

(ii)

There is no agreement, arrangement or obligation to create or give an Encumbrance in relation to the shares of the Companies. No person has claimed to be entitled to an Encumbrance in relation to any of the shares of the Companies.

(iii)

There are no agreements or arrangements in force which provide for the present or future issue, transfer, redemption or repayment of, or grant to any entity, person or individual the right (whether conditional or otherwise) to require the issue, transfer, redemption or repayment of any shares in the Companies or any other securities.

(iv)

The acquisition of the Shares established under this Agreement shall grant the Buyer the full legal ownership of such Shares, including their corresponding political and economic rights as prescribed by the applicable law and set forth in the corresponding Company’s by-laws.

(v)

The Companies are duly incorporated entities and validly existing under the laws of their respective jurisdiction of organization, are duly registered in the corresponding commercial registers, and hold full legal personality pursuant to their applicable laws. They have not been declared insolvent or bankrupt, are not involved in winding-up or liquidation proceedings, compulsory administration, recovery or suspension of payments.

(vi)

The Companies (except Towers Germany as regards the intragroup merger transaction described in Recital II.-) have not adopted any resolution for a spin-off, merger, transformation or similar corporate transaction, nor have assumed any commitment or obligation whatsoever to adopt any such resolution, nor have they carried out any act that could entail a change in their share capital.

(vii)	No person is entitled to receive a finder’s fee, brokerage or commission from any of the Companies in connection with the Transaction.

(viii)

None of the Companies, nor, to the Seller’s knowledge, any director or officer, employee or agent of any of the Companies, or other person acting on behalf or for the benefit of any of the Companies, has:

a)	used or provided any corporate funds;

b)	made any contribution, gift, entertainment or other expenses relating to political activity; or

c)	otherwise taken any action in furtherance of an offer, payment, promise to pay, or authorisation or approval of the payment or giving of money, property, gifts or anything else of value,

directly	or indirectly, to any:

a)	government official, including any officer or employee of a government or government-owned or controlled entity or of a public international organisation, or any political party or party official or candidate for political office; or

b)	any other person acting in an official capacity,

to influence official action or secure an improper advantage, or encourage the recipient to breach a duty of good faith or loyalty or the policies of his/her employer, or has otherwise violated any of the AML and Anti-Bribery Laws, or has otherwise made, offered or promised any Prohibited Payment.

(ix)

To the Seller’s knowledge, none of the Companies has directly or knowingly indirectly engaged in any dealings or transactions with any Restricted Party (except to the extent that such dealing or transaction would not be prohibited for a person or entity required to comply with Sanctions), and, to the Seller’s knowledge, no director, officer, employee, nor any agent or representative of any Company, is a Restricted Party. Likewise, to the Seller’s knowledge, the Companies have not directly or knowingly indirectly violated any Export Control Laws.

(x)

None of the Companies is party to any actual or, to the Seller’s knowledge, threatened legal proceedings or enforcement action relating to any breach or suspected breach of any of the AML and Anti-Bribery Laws, or Sanctions, or any Export Control Laws.

(xi)

The Seller shall not use the proceeds transferred pursuant to this Agreement in violation of any of the AML and Anti-Bribery Laws, nor shall directly or knowingly indirectly transfer such proceeds to or for the benefit of any Restricted Party or in violation of Sanctions.

(xii)

None of the Companies is a Restricted Party and none of the Companies has otherwise violated any Sanctions or undertaken any act that could reasonably be expected to result in it becoming a Restricted Party.

(xiii)	The Seller is not a Restricted Party.

(xiv)

The Management Accounts have been prepared in accordance with IFRS as consistently applied by the Telxius Group, are materially accurate and fairly represent the state of affairs of the Companies at their relevant date, neither materially overstating the value of the assets nor understating the value of the liabilities, and present a materially correct view of their profit and loss for the periods concerned.

(xv)

The consolidated pro forma financial statements for the Companies (and Towers Zweite, as applicable) for the fiscal year ending 31 December, 2020 and the forecast consolidated pro forma financial statements for the Companies (and Towers Zweite, as applicable) for the fiscal year ending 31 December, 2021, which include, among others, the EBITDA figures for the fiscal year ending 31 December 2020 in which the calculation of the Base Price is based (in particular, but not limited to, in relation to the Altea II and the Altea III acquisitions), have been prepared with reasonable care and attention and on a consistent basis with the Telxius Group’s internal accounting policies.

As regards Towers Zweite, the Seller warrants to the Buyer that the Specific Warranties under paragraphs (i) to (v) and (xv) above will be true and correct as of the Second Closing Date. In addition, if the Second Closing Date determined pursuant to Clause 6.1.1 is not the Closing Date II (but any date after Closing Date II), the Seller warrants to the Buyer that all the Specific Warranties will be true and correct as of the Second Closing Date but only for the period between the Closing Date II and the Second Closing Date. References to the Companies in the rest of this Clause 8 shall be understood to also include, when applicable considering this paragraph, Towers Zweite.

Finally, as regards Towers Erste and Towers Zweite, any economic benefit of the representations and warranties granted by Telefónica Germany and its liability regime pursuant to the German SPA (including but not limited pursuant to Clause 9 (Taxes) of the German SPA) shall be paid, to the extent possible, directly by Telefónica Germany to the Buyer (for which purpose the Seller will indicate as the account to receive such payment, the bank account indicated by the Buyer) or to the extent the Seller receives any such economic benefit from Telefonica Germany, the Seller shall pass to the Buyer such economic benefit – Clause 10.6 below remains unaffected.

8.2	Obligation to compensate

(i)

The Seller agrees and undertakes to compensate (indemnizar) the Buyer for any Damages that the Buyer or the Companies incur as a result of a breach of the Specific Warranties (a “Misrepresentation”) and which is either (a) expressly accepted by the Seller or (b) in respect of which a Ruling has been rendered, which declares the existence of the relevant Misrepresentation and determines the Damages deriving therefrom, and in any event within the limits and subject to the terms set forth in this Clause 8.

(ii)	Payment of the corresponding Damages shall be made in Euros within ten Business Days following the date on which such Damages are determined pursuant to the previous paragraph.

(iii)	The payment by the Seller to the Buyer of any Damages as a result of a Misrepresentation shall be considered as a reduction of the Price of the corresponding Company, as far as legally possible.

8.3	Absence of any other warranty, sole and exclusive remedy and liability disclaimer

(i)

The Buyer acknowledges and agrees that the Specific Warranties are the only warranties provided by the Seller regarding the Shares, the Companies and the Business and, therefore, the Seller does not give, either expressly or impliedly, any warranties in relation to the Shares, the Companies or the Business, other than the Specific Warranties and shall not be liable, in any manner whatsoever, for any liabilities, obligations, contingencies, liability or concealed defects of any kind existing in the Shares, the Companies or the Business, save as otherwise agreed in this Agreement.

(ii)

The Buyer recognizes and accepts that it has not entered into this Agreement trusting any representation, warranty, commitment or obligation to indemnify, either express or implied, of any kind, either of the Seller or of its advisors, of the Companies or of any other third party, other than the Specific Warranties.

(iii)

The Buyer expressly acknowledges and accepts that the sole remedy to which it shall be entitled in the event of a Misrepresentation shall be the appropriate indemnification of the Damages, and the Buyer expressly waives any other right to which it may be entitled, including the right to terminate this Agreement.

(iv)

In particular, the Buyer expressly acknowledges and accepts that the rights and remedies contemplated in this Agreement in the event of a Misrepresentation replace in their entirety the provisions addressing liability of a seller of shares with respect to obligations under purchase and sale set forth in the Spanish Civil Code and in the Spanish Commercial Code, including, in particular, the rights and remedies available to a purchaser in the event of ejectment of title (evicción) and hidden defects (vicios ocultos).

(v)

Without limiting the generality of the foregoing, the Buyer waives any rights to challenge the validity of the limitations of liability for Specific Warranties set forth in this Agreement and any non-contractual liability (responsabilidad extracontractual) arising out of or in connection with this Agreement.

8.4	Buyer’s actual or constructive knowledge

(i)	The Seller shall not be liable for any Misrepresentation to the extent that the facts, matters or circumstances giving rise to such Misrepresentation were fairly disclosed to the Buyer.

(ii)

The Buyer represents that it is not aware of any inaccuracy of the Specific Warranties or any other fact or circumstance which could entitle it to serve a Claim Notification against the Seller under this Agreement immediately upon its execution. The above shall be without prejudice to the right of the Buyer to serve a Claim Notification against the Seller under this Agreement should it become aware of any inaccuracy of the Specific Warranties or any other fact or circumstance that so entitles the Buyer following the date of this Agreement.

8.5	Time limitation

(i)

The Seller shall not be liable for Damages for Misrepresentations unless the Claim Notification is given by the Buyer to the Seller in accordance with this Agreement within twelve months following the Closing Date, except for claims relating to Specific Warranties (i) to (v) of Clause 8.1 above, in which case the Buyer may bring a claim against the Seller at any time until the expiry of the applicable statute of limitations (periodo de prescripción legal).

(ii)

Therefore, the Seller will not be obliged to indemnify the Buyer for claims made by the Buyer for Misrepresentations once such terms have expired, unless a claim is already in process. Therefore, any valid claim made within the abovementioned periods, as applicable, will entail the extension of the abovementioned term of indemnification for such claim until its full settlement according to this Agreement.

8.6	De minimis and Overall Deductible

(i)

The Seller shall not be liable for any individual claim for Misrepresentations (or a series of claims arising from substantially identical facts or circumstances) where the Damages agreed or determined for any such claim or series of claims does not exceed the Individual Deductible. Where the Damages agreed or determined in respect of any such claim or series of claims exceeds the Individual Deductible, such claim or series of claims shall be considered from the first euro and not just the amount in excess of the Individual Deductible.

Nevertheless, in the event of a claim for a Misrepresentation in relation to the Specific Warranties 8.1(xiv) and 8.1(xv), the liability of the Seller shall not be subject to the Individual Deductible.

(ii)

The Seller shall not be liable for any claim for Misrepresentations unless the aggregate amount of all such claims for which the Seller would otherwise be liable exceeds the Overall Deductible. Where the liability agreed or determined in respect of all such claims exceeds the Overall Deductible, the liability of the Seller shall be limited to the Damages in excess of the Overall Deductible.

8.7	Maximum liability

The maximum aggregate liability of the Seller for Damages for Misrepresentations shall be:

(i)	with respect to Damages for breaches of the Specific Warranties (i) to (v) of Clause 8.1 above, the Price corresponding to the Company to which the relevant breach relates to; and

(ii)	€300,000,000 with respect to Damages for breaches of the other Specific Warranties of Clause 8.1 above;

provided that in no circumstances the maximum aggregate liability of the Seller under this Agreement for all concepts shall exceed the Price.

8.8	Other limitations on Seller’s liability for Specific Warranties

Without prejudice that no limitation on liability set out in this Agreement shall apply where there has been wilful misconduct (dolo), the Seller shall not be liable for Damages for Misrepresentations (nor for the amount of the Damages increased) if the Misrepresentation has arisen as a result of or in connection with:

(i)

Any act, omission or transaction of the Buyer or any of its Affiliates after the date of this Agreement (or of any of the Companies after the Closing Date) done, committed or effected other than in order to comply with applicable law or pursuant to a legally binding commitment to which the Companies are subject on or before the Closing Date;

(ii)	Any matter fairly disclosed in this Agreement, including its Schedules;

(iii)	Any matter specifically covered by a provision or reserve included in the accounts of the relevant Company as of 30 September 2020;

(iv)

Any matter or action permitted, done or omitted to be done pursuant to and in compliance with this Agreement or otherwise at the request or with the approval of the Buyer if request for approval was made in good faith;

(v)

The passing of, or any change in, after the Closing Date, any applicable law or administrative practice of any government, governmental department, agency or regulatory body, including (without prejudice to the generality of the foregoing) any increase in the Tax rates or any imposition of Tax or any withdrawal of relief from Tax not actually (or prospectively) in effect at the Closing Date;

(vi)	Any change after the Closing Date of any generally accepted accounting principles, procedure or practice; or

(vii)

Any change in accounting or Tax policy, bases or practice of the Companies introduced or having effect after the Closing Date (or after the date of this Agreement if such change is fairly required by the statutory auditor or required to comply with any applicable law).

8.9	Contingent claims or liabilities

The Seller shall not be liable in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable. This provision shall not operate to avoid a claim for Misrepresentations made in respect of a contingent liability within the time limit specified in Clause 8.5 above.

8.10	Net financial benefit

To the extent the Buyer or any of its Affiliates (or the Companies as from the Closing Date) have effectively received any savings or net quantifiable benefit arising directly from certain Damages or the facts giving rise to such Damages (for example, where the amount, if any, by which any Tax for which the Buyer, any of its Affiliates or the Companies – as from the Closing Date – would otherwise have been accountable or liable to be assessed is actually reduced or extinguished as a direct result of the matter giving rise to such liability), the Seller shall only be obliged to indemnify for Misrepresentation in an amount equivalent to the Damages less the amount of the relevant savings or net quantifiable benefit.

8.11	Recovery from insurers and third parties

The Seller shall not be liable for Damages for Misrepresentations to the extent such Damages are effectively recovered and reimbursed to the Buyer by an insurance policy or any other third party. For the purposes of this Clause, Damages shall be limited to the insurance proceeds effectively recovered by the Buyer, thus excluding any direct expenses borne by the Buyer in order to effectively recover such amount.

If the Buyer or any of its Affiliates (including any of the Companies) is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from an insurer or any other third party a sum which indemnifies or compensates the Buyer or any of the Companies (in whole or in part) for the Damages or liability which is the subject matter of the claim, the Buyer shall procure that best endeavours are used and all reasonable steps are taken to enforce the recovery against the insurer and/or third party and any actual recovery (less any reasonable costs, Taxes and expenses incurred in obtaining such recovery) shall reduce or satisfy, as the case may be, such claim to the extent of such recovery.

If the Seller has paid any amount in discharge of any such claim and subsequently the Buyer or any of its Affiliates (including any of the Companies) recovers (whether by payment, discount, credit, relief, insurance or otherwise) from an insurer or third party a sum which indemnifies or compensates the Buyer or any of the Companies (in whole or in part) for such Damages or liability, the Buyer shall, and shall procure that the relevant Company shall, pay to the Seller as soon as practicable after receipt an amount equal to (i) any sum recovered from the insurer and/or third party less any reasonable costs, Taxes and expenses incurred in obtaining such recovery, or if less (ii) the amount previously paid by the Seller to the Buyer. Any payment made by the Buyer or any of the Companies to the Seller under this Clause shall be made by way of further adjustment of the Price paid by the Buyer for the Shares to the extent possible in accordance with applicable accounting rules (IFRS).

8.12	Forecasts and projections

The Buyer expressly acknowledges and agrees that the Seller does not give or make any warranty or representation as to the accuracy of the forecasts, estimates, projections, statements of intent or statements of opinion provided to the Buyer or any of its directors, officers, employees, agents or advisors on or prior to the date of this Agreement, including those recorded in Data Room USBs, if any.

8.13	Mitigation of Damages

The Buyer shall use best endeavours and take all reasonable steps and give all reasonable assistance to avoid or mitigate any Damages for Misrepresentations, which, in the absence of mitigation, might give rise to or increase the Seller’s liability pursuant to this Agreement. However, nothing in this Clause 8.13 shall limit the Buyer or Buyer’s Group from taking any action to comply with applicable law or any contractual obligation.

8.14	Claims procedure

8.14.1 Notice

The Buyer shall notify the Seller, in writing and in any event within the time limits set forth in Clause 8.5 above, of any circumstance which may give rise to an indemnification for Misrepresentation, as soon as possible and, in any event, within fifteen Business Days of its discovery, describing in reasonable detail its claim, setting out such information as is available to the Buyer or the Companies as is reasonably necessary to enable the Seller to assess the merits of the claim and mentioning the amount of the Damages sought or the specific criteria for determining the same (the “Claim Notification”).

8.14.2 Investigation	by the Seller

In connection with any matter or circumstance that may give rise to a Claim Notification:

(i)

The Buyer shall allow, and shall procure that the Companies allow, the Seller to investigate the matter or circumstance alleged to give rise to the Claim Notification and whether and to what extent any amount is payable in respect of such Claim Notification; and

(ii)

The Buyer shall disclose to the Seller all material of which the Buyer is aware which relates to the Claim Notification and shall, and shall procure that the Companies, give all such reasonable information and assistance, including access to premises and personnel, provided that all information made available to the Seller under this Clause shall be treated as Confidential Information.

8.14.3 Negotiation	between the Parties

The Seller and the Buyer shall negotiate in good faith during a period of one month from the date of receipt of the Claim Notification in an attempt to reach an agreement with respect to:

(i)	The existence of liability for breach of the Specific Warranties, and

(ii)	The amount of the Damages to be paid, where applicable, as a result of said liability.

In the event that an agreement is not reached by the Parties, the Seller shall notify the Buyer in writing within five Business Days after the end of the negotiation period whether it rejects or accepts its liability and, in the latter case, the amount which it recognizes that must be paid. If the Seller does not give said notification, it shall be deemed to have rejected the Claim Notification in its entirety.

In the event that the Seller recognizes liability, in whole or in part, it shall pay the amount which it would have accepted within the period set forth in Clause 8.2 above, without prejudice to the Buyer’s right to demand the balance of its claim.

Any Claim Notification shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn six months after the notice is given, unless at the relevant time legal proceedings in respect of the claim have been commenced by being both issued and served.

8.14.4 Third	Party Claims

In the event that a third party (including any authority) makes a claim against the Companies or the Buyer which could give rise to an indemnification pursuant to this Clause 8 (a “Third Party Claim”), the Buyer expressly recognizes the Seller’s right to defend said Third Party Claim.

Where this occurs, the following procedure shall apply:

(i)

As soon as it becomes aware of the Third Party Claim, and in any event before a third of the time laid down for replying thereto has elapsed, the Buyer shall notify, or cause the Companies to notify, the Seller of the existence of said claim.

(ii)

In addition, the Buyer shall notify, or cause the Companies to notify, the Seller within a reasonable time of the commencement of inspection activities which could give rise to an indemnification pursuant to this Clause 8, the Buyer giving the Seller the opportunity to jointly participate in the inspection procedure.

(iii)

Provided that it has previously accepted in writing its liability in respect of Third Party Claims (but without prejudice to facts or circumstances not known at such time that could limit the liability of the Seller), the Seller shall have the right to carry on or handle the defence of Third Party Claims at its own expense, by providing a notice in writing to the Buyer within ten Business Days after receipt of the Notice of Third Party Claim (and, in any event, not later than the end of the first half of the term available for replying to or answering the Third Party Claim). Such right of defence includes taking such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest the Third Party Claim (including making counterclaims or other claims against third parties) and to have the conduct of any related proceedings, negotiations or appeals, through all appropriate procedures. If the Seller has not previously accepted in writing its liability, the defence shall be assumed by the Buyer, acting in good faith and making its best efforts, to limit the Damages as far as possible.

(iv)

As an exception to the above, in the event the Third Party Claim may have material reputational or future negative implications for the Buyer and its group, the Buyer shall be entitled, at its absolute discretion, to undertake the defence of such Third Party Claim jointly with the Seller (in the event the Seller is willing to assume the defence). To that purpose, each Party shall nominate a representative who, acting jointly, will manage all negotiations and correspondence with the claimant in good faith, trying to minimize the Damages as well as the reputation or future negative implications for the Buyer and its group. If the Parties, acting in good faith, are unable to reach a joint position, the reasonable criteria of the Seller shall prevail, unless the Buyer waives its right to Damages for such Third Party Claim, in which case the Buyer will be entitled to defend the Third Party Claim alone.

(v)

In particular, the Seller may, in good faith and in view of minimising the potential liability, participate in and manage all negotiations and correspondence with the claimant or the inspection authorities, appoint a lawyer and court procedural representative. In this connection, the Buyer undertakes: (a) to perform the necessary formalities to ensure that the Companies affected grant sufficient powers of attorney to the Seller or the persons designated by it; (b) to provide the Seller with the information and documents necessary for the defence until the claim is definitively resolved; (c) to cooperate in good faith with the Seller in all aspects relating to the defence until the claim is definitively resolved; (d) not to take any measure with respect to the claim that could be in conflict with the defence assumed by the Seller or be detrimental to same, until the claim is definitively resolved; and (e) to adopt the measures reasonably requested by the Seller in relation to the defence until the claim is definitively resolved.

(vi)

The Buyer shall cooperate in good faith with the defence of the Third Party Claim and shall ensure that the Companies cooperate, allow the Seller to have access to the relevant commercial registers and documents and allow the Seller and its advisors to consult their employees and the advisors of the Companies.

(vii)

The Seller shall keep the Buyer promptly informed of the progress of any such Third Party Claims for which it has assumed their defence, promptly make available to the non-defending Party all notices, communications and filings in respect of such Third Party Claim and in any event with sufficient time so as to allow the Buyer to meaningfully review and comment on all documentation prior to the filing thereof with the applicable court, arbitration panel or other body. The Seller shall consider in good faith and, when reasonable or advisable, implement such comments or other consideration. Also, the Seller shall allow one or more individuals designated by the Buyer to attend and participate in all meetings and hearings in respect of such Third Party Claim to the extent not prohibited by applicable Law.

(viii)	While the Seller is handling in good faith the defence of any Third Party Claim, the Buyer shall not settle or allow the Companies to settle the same.

Furthermore, the right of the Buyer to be indemnified shall not be enforceable unless there is a Ruling with respect to the Third Party Claim.

(ix)

The Seller may only settle the claim or reach an agreement with the third party after good faith consultation with the Buyer and provided that, prior to or at the same time, it makes available to the Buyer or the Companies, as appropriate, any indemnification which may be payable under this Clause 8.

(x)

In the event that the Seller notifies the Buyer that it is not going to assume the defence of the Third Party Claim or does not respond within the abovementioned period provided, the Buyer shall assume, or shall cause the Companies to assume, the defence of the Third Party Claim in good faith, making its best efforts to limit the Damages as far as possible. In any case, the Buyer may only allow the Companies to accept any liability in relation to such claim or reach any settlement agreement after good faith consultation with the Seller and provided that if the Seller does not agree, the Seller shall have the right to take over from that moment the defence of the Third Party Claim. Nevertheless, any voluntary regularization by the Companies and the signature of any assessments on an uncontested basis, as the case may be, shall require the prior written consent of the Seller, not to be unreasonably withheld.

(xi)

In the event the Buyer or the Companies undertake the defence of the Third Party Claim, all costs incurred in defending it (if the Seller finally becomes obliged to indemnify the Buyer under the terms of this Agreement, and to the extent reasonably incurred and properly documented) shall be included within the calculation of the Damages.

8.14.5 Other	breaches

For the avoidance of doubt, the Parties declare that nothing in this Clause 8 shall limit their ability to claim damages and losses (daños y perjuicios) determined in accordance with the Spanish Civil Code (Código Civil) in the event of a breach by the other Party to fulfil its undertakings provided throughout in this Agreement (other than for Specific Warranties), provided that, in no circumstances, the maximum aggregate liability of the Seller under this Agreement for all concepts shall exceed the Price.

9.	TERMINATION AND PARTIAL TERMINATION

9.1	Causes of termination

This Agreement may only be terminated (resuelto), totally or as regards some of the Companies or Towers Zweite, prior to the corresponding Closing, by the following Party in the following events.

For the avoidance of doubt, no Party shall have the right to terminate this Agreement as regards a Company or Towers Zweite:

(i)	Following the Closing of such Company or of Towers Zweite; or

(ii)	Prior to Closing of such Company or of Towers Zweite, other than as a result of the termination events specifically set forth below.

9.1.1    Mutual Agreement. This Agreement may be terminated (resuelto) as regards all or part of the Companies or Towers Zweite upon the mutual written agreement of the Parties. If this Agreement is terminated, in whole or in part as regards certain Companies or Towers Zweite, under this Clause 9.1.1, no Party shall have any other liability or further obligation to the other Party as regards such Companies or Towers Zweite, except as otherwise agreed between the Parties or as provided in Clause 9.3 below.

9.1.2    Non-satisfaction or waiver of the First Closing Conditions Precedent by the Long Stop Date. This Agreement may be terminated (resuelto) by the Seller only, as regards all or some of the Companies or Towers Zweite, if the First Closing Conditions Precedent (which also applies to the Second Closing) have not been satisfied or waived prior to the Long Stop Date (or the Extended Long Stop Date) on the terms set forth in Clause 4.1 (and without prejudice to Clause 4.1.6) for any reason non attributable to the Seller.

If this Agreement is terminated with regard to any of the Companies or Towers Zweite under this Clause 9.1.2, without prejudice to Clause 9.3 below, the Buyer shall be obliged to pay to the Seller a lump sum in cash (the “Break-up Fee”) equal to 2.5% of the part of the Base Price attributable to the Companies affected by the termination (to be agreed in good faith by the Parties) (or the Base Purchase Price II, in the case of Towers Zweite).

The corresponding Break-up Fee shall be payable within ten Business Days following the date on which the Termination Notice is sent by the Seller to the Buyer pursuant to Clause 9.2 below.

For the avoidance of doubt, the right of Seller to the Break-up Fee hereunder is absolute and is not subject to, dependent or conditional on any negligence, delay, breach, misfeasance, nonfeasance or any condition attributable to or misconduct on the part of the Buyer, unless the non-satisfaction of any of the First Closing Conditions Precedent results from any action, act or omission attributable to the Seller.

9.1.3    Non-satisfaction of the German Condition Precedent by the Second Long Stop Date. This Agreement may be terminated (resuelto) only as regards Towers Zweite by any of the Parties if the German Condition Precedent has not been satisfied prior to the Second Long Stop Date on the terms set forth in Clause 4.2, provided that the Seller shall not be entitled to terminate this Agreement pursuant to this Clause 9.1.3 if the non-satisfaction of the German Condition Precedent is due to a breach of its obligations pursuant to Clause 4.2.2.

9.1.4    Breach to perform the Closing Actions. This Agreement may be terminated (resuelto) by the non-breaching Party as regards any Company or Towers Zweite, whose Closing has not been performed yet, in the event of a material non-compliance or material breach by the other Party to perform its Closing Actions pursuant to Clause 6.

Each Party’s right to terminate this Agreement, totally or partially, as applicable under Clauses 9.1.2, 9.1.3, and 9.1.4 above, shall not exclude the non-breaching Party’s right to claim damages and losses (daños y perjuicios) determined in accordance with the Spanish Civil Code (Código Civil), and arising from a breach of the other Party’s obligations hereunder.

9.2	Procedure of termination

Any termination by the Buyer or the Seller pursuant to Clause 9.1 shall be notified by a written notice to the other Party, which shall indicate the termination provision in this Agreement claimed to provide a basis for termination of this Agreement in whole or regards a certain Company or Companies or Towers Zweite (the “Termination Notice”).

Termination of this Agreement in whole or regards a certain Company or Companies or Towers Zweite duly effected pursuant to the terms and subject to the conditions of Clause 9.1 shall be effective upon and as of the date of delivery of a Termination Notice, without prejudice to the right of the other Party to object to such termination pursuant to applicable law.

9.3	Effects of termination; survival of certain Clauses

Upon the termination of this Agreement, all rights and obligations of the Parties under this Agreement, in whole or as regards the corresponding Company or Companies or Towers Zweite, as applicable, shall terminate, except that:

(i)

Their respective obligations (i) with respect to the Company or Companies or Towers Zweite not affected by the termination; and (ii) under Clauses 1, 8.14, 9, 13, 14 and 15 (as well as 11 in respect of the Clauses that remain in force), as applicable, shall remain in full force and effect in accordance with their terms;

(ii)	Nothing in this Clause 9 shall relieve any Party of any liability for a breach of this Agreement prior to the termination hereof;

(iii)

As soon as practicable following such termination and, in any event within the following ten Business Days, the Buyer (a) shall (and shall cause its Affiliates and its and their respective directors, officers, employees, representatives, agents and advisors to) destroy and procure the destruction of all originals and copies of any and all non-public information and documentation relating to the Transaction, the Business and the Companies or Towers Zweite affected by the termination provided to any of them in any format during the Due Diligence Process, including all documents, reports and other information prepared by any of them which contain or reflect all or part of such information (the “Confidential Information”), and, so far as it is practicable to do so, permanently expunge and erase and procure the permanent erasing of all electronic copies of any such Confidential

Information, except to the extent that any of these obligations were contrary to any applicable law or bona fide internal compliance policies regarding retention of documents which are applicable to the Buyer or where it is required by any court of competent jurisdiction, and backed-up data created pursuant to any routine back-up or archiving procedure, and (b) shall provide to the Seller a certificate confirming the destruction and erasure of all the Confidential Information; and

(iv)

the Parties shall not disclose (and shall procure that none of its Affiliates and none of its and their respective directors, officers, employees, representatives, agents and advisors discloses) any part of the Confidential Information to any third party, except as required by applicable law or a court or administrative body of competent jurisdiction, nor use it for any purpose, including, in particular, in respect of the Buyer, for causing any harm or seeking any competitive advantage with respect to the Telxius Towers Europe Division.

The undertakings in paragraphs (iii) and (iv) of this Clause 9.3 shall remain in force and effect during a period of five years from the date on which this Agreement is totally or partially terminated.

10.	OTHER RIGHTS AND UNDERTAKINGS OF THE PARTIES

10.1	Foregoing civil action

Except in the event of wilful misconduct (dolo), the Buyer undertakes not to seek any liability or take or bring any action, and to cause the Companies not to seek any liability or take or bring any action, against the officers and directors of the Companies and of Towers Zweite (including, for the avoidance of doubt, the directors resigning on each Closing Date) and the officers and directors of the Seller, by reason of their acts as such in relation to the Companies and Towers Zweite and, in particular, the individual or company action for liability provided for in articles 238 and 241 of the Spanish Companies Act (Ley de Sociedades de Capital), and in article 367 thereof, and any similar provision in any other jurisdiction. The undertaking in this paragraph shall not prejudice, reduce or restrict the liability of the Seller hereunder.

10.2	Undertaking to cease using the Telxius Tradenames

(i)

The Buyer acknowledges that all right, title and interest in and to the Telxius Tradenames are owned exclusively by the Seller and that any and all rights of the Companies or Towers Zweite to use the Telxius Tradenames (including as part of their corporate name) shall terminate as of the corresponding Closing Date (without prejudice of the provisions in paragraphs (ii) and (iii) below). For the avoidance of doubt, the Buyer acknowledges that neither this Agreement nor the Transaction contemplated herein confers upon the Buyer or any of its Affiliates any rights in respect of the Telefónica tradenames and that none of the Companies nor Towers Zweite has any right in respect of such tradenames.

(ii)

The Buyer shall cause the Companies and Towers Zweite to approve and implement the modification of their corporate names so that they do not include any Telxius Tradename no later than one month after the corresponding Closing Date (except in the event a delay is due to facts or circumstances occurred before the Closing Date or due to reasons not attributable to the Buyer, the Companies or Towers Zweite).

(iii)

The Buyer shall, and shall cause the Companies and Towers Zweite to (i) cease all use and/or display of the Telxius Tradenames and all references to such Telxius Tradenames (in particular, but without limitation, on their websites, on any advertising support material and correspondence) no later than two months after the corresponding Closing Date, and (ii) cease the display of the Telxius Tradenames in all locations within four months after the corresponding Closing Date (except in the event a delay is due to facts or circumstances occurred before the Closing Date or due to reasons not attributable to the Buyer, the Companies or Towers Zweite).

(iv)

The Buyer shall deliver to the Seller, no later than ten Business Days from the date specified in paragraphs (ii) and (iii) above (except in the event the delay is due to facts or circumstances occurred before the Closing Date or due to reasons not attributable to the Buyer, the Companies or Towers Zweite), a certificate, duly signed by a duly empowered representative of the Buyer, that the Companies and Towers Zweite, as applicable in each case, have ceased using the Telxius Tradenames as set forth in each such paragraph.

(v)

In the event that a breach of the undertakings specified in paragraphs (ii) and (iii) is attributable to the Buyer, the Companies or Towers Zweite, the Buyer shall be obliged to pay the Seller a penalty of €2,000 for each day of delay. For the avoidance of doubt, any delay in implementing the change of corporate name or in ceasing the use and/or display of the Telxius Tradenames for any reason not attributable to the Buyer, the Companies or Towers Zweite will not trigger any penalty.

10.3	Termination of intragroup agreements and inter-company balances and services agreements

On or before, as applicable, each Closing Date:

(i)

The Seller shall cause the Companies and the relevant entities of the Telefónica Group to terminate the corresponding Closing Terminated Agreements, and to terminate and settle any outstanding inter-company balances and arrangements resulting from such Closing Terminated Agreements, including any redemption penalties.

(ii)

The Parties agree that the provision of the intragroup services to the relevant Companies from the corresponding Closing Date shall be governed by the existing services agreements, so that the Companies can continue to develop their business in the ordinary course in accordance with past practice. Should the provision of any of such services require third party licenses or consents from entities not within the Telefónica Group, the Seller will make its best efforts, and the Seller shall cause the corresponding Company to make its best efforts, to obtain the necessary licenses or consents by the corresponding Closing Date. The corresponding Company, provided that the Buyer has granted its prior written consent, such consent not to be unreasonably withheld or delayed, will bear the costs of obtaining such licenses or consents.

To this effect, the Parties shall execute on the First Closing Date the Seller Service Agreement Side Letter, substantially in the form attached hereto as Schedule 8, and the Seller shall deliver to the Buyer the Telefónica Service Agreement Side Letter duly executed by Telefónica, S.A., substantially in the form attached hereto as Schedule 8. The Buyer shall return to the Seller a signed copy of the Telefónica Service Agreement Side Letter on the First Closing Date.

(iii)

With respect to each of the agreements, respectively, listed in Schedule 10, the Seller will make its best efforts, and the Seller shall cause the corresponding Company to make its best efforts, to obtain a declaration of the relevant counterparty waiving any rights with respect to a change of control under the respective agreement. The corresponding Company, provided that the Buyer has granted its prior written consent, such consent not to be unreasonably withheld or delayed, will bear the costs of obtaining such waivers.

10.4	Undertaking to preserve employment in the Companies and in Towers Zweite

The Buyer shall cause that, during a period of two years from each Closing Date, the Companies and Towers Zweite, as applicable (i) preserve the employment and the labour terms and conditions of their employees (such as fixed and variable salary, social benefits, category, workplace, etc.) as of the corresponding Closing Date and (ii) do not reduce the workforce by carrying out individual or collective dismissals, except for individual terminations based on disciplinary or non-performance grounds.

10.5	Replacement of Performance Parent Guarantees

The Buyer hereby acknowledges that the Seller has guaranteed in front of the relevant counterparties the full performance by Towers Germany, Towers Erste and Towers Zweite of their obligations pursuant to (i) the master lease agreement entered into between Towers Germany, as “Lessor”, and Telefónica Germany and E-Plus, as “Lessees”, on 20 April 2016; (ii) the master lease agreement entered into between Towers Erste and Towers Zweite, as “Lessors”, Telefónica Germany, as “Lessee”, and the Seller, as “Guarantor” regarding cell tower sites, on 8 June 2020; and (iii) the master lease agreement entered into between Towers Erste and Towers Zweite, as “Lessors”, Telefónica Germany, as “Lessee”, and the Seller, as “Guarantor” regarding rooftop sites, on 8 June 2020 (all such guarantees, the “Performance Parent Guarantees”).

The Buyer shall procure that on the First Closing Date or on the Second Closing Date, as applicable, or if not possible on such dates due to the lack of consent by the counterparties, on such other date as requested by the Seller, (i) all the Performance Parent Guarantees relating to the relevant company the subject matter of each Closing are cancelled or replaced by the Buyer by providing to the relevant beneficiary an alternative company guarantee or other form of security arrangement acceptable to such beneficiary, and (ii) the Seller is fully released from such Performance Parent Guarantees. The Seller shall cooperate in good faith for the Buyer to comply with its obligations in this paragraph.

If for any reason the Performance Parent Guarantees are not cancelled or replaced (and/or the Seller is not released in full) by the First Closing Date or the Second Closing Date, as applicable, the Buyer shall (i) procure the cancellation, replacement and release as soon as reasonably practicable after the First Closing Date or the Second Closing Date, as applicable; (ii) indemnify in full and hold the Seller harmless from and against any claims that may be brought against, and damages and losses that may be suffered or incurred (including amounts claimed and costs incurred) by, the Seller which may arise out of or be based upon or in connection with the enforcement of any such Performance Parent Guarantees at any time after the First Closing Date or the Second Closing Date, as applicable, with any such indemnification to be paid by the Buyer to the Seller immediately on first demand by the Seller, in full, without any deduction, withholding, set-off, retention or counterclaim; and (iii) to secure the obligation in item (ii) above but without prejudice to the Buyer’s full personal liability (responsabilidad patrimonial universal), the Buyer shall deliver to the Seller, on the First Closing Date or the Second Closing Date, as applicable, a bank guarantee issued by a reputable bank with establishment in Spain in a maximum amount of €10,000,000, to be returned to the Buyer upon the full cancellation or replacement of the corresponding Performance Parent Guarantees with full release of the Seller.

10.6	Back-to-back agreement as regards the Seller’s position under the German SPA

Consistent with the purpose of the Transaction, it is the intention of the Parties that the risks and liabilities as well as benefits and rights of the German SPA flow from the Seller to the Buyer as if the later would have been subrogated in the position of the Seller in the German SPA, on a “back-to-back” basis.

Therefore, as a general principle from the date of this Agreement, the Seller shall not exercise any right under the German SPA or make any claim against Telefónica Germany pursuant to the German SPA without the prior written consent of the Buyer (not to be unreasonably withheld or delayed) and the Buyer shall have the right, acting in good faith, to direct the Seller to exercise any such right or make any such claim pursuant to the German SPA. This shall not apply to any risks and liabilities as well as benefits and rights in relation to (i) the Down Payment, (ii) the Preliminary Purchase Price I, (iii) the preparation of the Closing Accounts I, (iv) the Adjustment Amount I (each as defined in the German SPA), as well as (v) any rights and/or claims of Telefonica Germany towards the Seller which are based on a Seller’s breach of any of its obligations or a misrepresentation by the Seller pursuant to the German SPA (the “Seller’s Risks and Benefits”).

Furthermore, as a general principle, and with the exception of the Seller’s Risks and Benefits, from the First Closing Date as regards Towers Erste (to date merged into Towers Germany) and from the Second Closing Date as regards Towers Zweite, all the rights and obligations of the Seller pursuant to the German SPA shall be exercised and complied with by the Seller in its own name, but for the account, at the expense of, and upon the instructions of, the Buyer, that shall assume and accept in full all the risks and benefits thereof, so that the economic position of the Parties as regards the German SPA is, as part of the Transaction, as close as possible as if the Seller had assigned and transferred to the Buyer, who had acquired, assumed and accepted the German SPA, the Seller being fully released from all its obligations and liabilities thereunder as from the relevant Closing Date.

Accordingly, and with the exception of the Seller’s Risks and Benefits, the general principle is that the settlement of claims, liabilities or benefits pursuant to the German SPA (for the avoidance of doubt, regardless of whether the corresponding obligation lies with the Seller or Telefónica Germany) (i) is completely neutral for the Seller, and (ii) occurs in such way that the Buyer is to the greatest possible extent treated as a party to the German SPA, as if such settlement would occur directly between Telefónica Germany and the Buyer.

Therefore, other than with respect to the Seller’s Risks and Benefits, the Buyer shall (i) procure the release, payment, satisfaction or cancellation as soon as reasonably practicable of any claim or liability of the Seller towards Telefónica Germany pursuant to the German SPA, and (ii) indemnify in full and hold the Seller harmless from and against any claims that may be brought against, and damages and losses that may be suffered or incurred (including amounts claimed and costs reasonably incurred, however only if such are minor costs or costs incurred with the prior written consent of the Buyer) by the Seller pursuant to the German SPA. Likewise, the Buyer shall be entitled to direct the exercise of any right of the Seller pursuant to the German SPA and the Seller shall procure that Telefónica Germany pays, to the extent possible, directly to the Buyer (for which purpose the Seller will indicate as the account to receive such payment, the bank account indicated by the Buyer) the net amount of any benefit obtained from the exercise of any right under the German SPA or, to the extent the Seller receives any such net amount from Telefonica Germany, the Seller shall immediately pass to the Buyer such net amount.

Likewise, any prejudice or negative effect deriving from the exercise by Telefónica Germany of any right pursuant to the German SPA (for instance, any rescission right, right to penalties, etc.) that is attributable to any breach by the Buyer of the back-to-back principles or undertakings set forth in this Agreement (in particular, but not limited to, the obligation to make any payment in a timely manner to Telefónica Germany) shall be for the sole account of the Buyer, with full indemnity of the Seller. To the contrary, any prejudice or negative effect deriving from the exercise by the Seller or Telefónica Germany of any right pursuant to the German

SPA (for instance, any rescission right, right to penalties, etc.) that is attributable to any breach by the Seller of the back-to-back principles or undertakings set forth in this Agreement (in particular, but not limited to, the obligation to obtain the Buyer’s written consent prior to the exercise of any rights or to adhere to the Buyer’s instructions) shall be for the sole account of the Seller, with full indemnity of the Buyer.

For the avoidance of doubt, other than with respect to the Seller’s Risks and Benefits, the assumption by the Buyer of the commitment to procure the release, payment, satisfaction or cancellation as soon as reasonably practicable of claims or liabilities of the Seller pursuant to the German SPA, including, in particular, the assumption of the payment of the Deferred Purchase Price Portion I and the Deferred Purchase Price Portion II and the Adjustment Amount II as set forth herein, has been taken into consideration when negotiating and agreeing the Price of Towers Germany and Towers Zweite and, therefore, the satisfaction of such payments by the Buyer shall not entail any right of the Buyer to be reimbursed by the Seller for such payments.

In particular, but without prejudice of the general principles set forth above, the following shall be agreed between the Parties, it being understood that the following shall not apply to the Seller’s Risks and Benefits:

(i)

The Buyer acknowledges and accepts, in particular, the procedure set forth in section 2.2 of the German SPA for the carve-out of roof top sites and tower sites in the Spin-off II (as defined in the German SPA) in 2021. The Seller shall keep the Buyer fully informed of the development of such procedure and pass to the Buyer any relevant notification received from Telefónica Germany in this regard and undertakes to obtain the Buyer’s prior written consent (not to be unreasonably withheld or delayed) with respect to any response or action or the exercise of any right by the Seller in respect thereof. If the Buyer directs the Seller to exercise the right to acquire additional roof top sites in an asset deal within the twelve-month period after Closing II pursuant to paragraph (d) of section 2.2.2 of the German SPA, the Buyer shall immediately acquire (or cause the German Companies to acquire) such sites from the Seller and shall pay any amount to be paid by the Seller to Telefónica Germany as a consequence thereof directly to Telefónica Germany on the terms and conditions of the German SPA, on behalf of, and with full indemnity of, the Seller.

(ii)

The Seller shall obtain the Buyer’s written consent (not to be unreasonably withheld or delayed) before exercising the Seller’s rescission right regarding Towers Zweite pursuant to the German SPA in the event of breach of the Negative Closing Condition II set forth in section 6.2.1(c) of the German SPA.

(iii)

As from the First Closing Date, the Buyer assumes in full the payment of the Deferred Purchase Price Portion I, for which purpose the Buyer shall directly pay in cash (in Euros) to Telefónica Germany the Deferred Purchase Price Portion I determined pursuant to the German SPA on the terms and conditions of the German SPA, on behalf of, and with full indemnity of, the Seller.

(iv)

To secure the obligation in the previous paragraph as regards the Deferred Purchase Price Portion I and in the last paragraph of Clause 3.4 above as regards the Deferred Purchase Price Portion II, and without prejudice to the Buyer’s full personal liability (responsabilidad patrimonial universal), the Buyer shall deliver to the Seller, in each case to be returned upon the full satisfaction of the Deferred Purchase Price Portion I or II, as applicable, (i) on the First Closing Date, a first demand guarantee issued by a reputable bank with establishment in Spain in a maximum amount of the Deferred Purchase Price Portion I, and (ii) on the Second Closing Date, a first demand guarantee issued by a reputable bank with establishment in Spain in a maximum amount of the Deferred Purchase Price Portion II.

(v)

The Buyer undertakes to ensure that after the relevant Closing Date the German Companies continue to comply with the undertakings set forth in section 11.4 of the German SPA, with full indemnity of the Seller for any consequence from any breach of such undertakings.

(vi)

The Buyer shall take care, as of the relevant Closing Date and with full indemnity of the Seller, of the obligations regarding the release from Dismantling Guarantees (as defined in the German SPA) pursuant to section 11.6 of the German SPA.

(vii)

The Seller undertakes to promptly notify the Buyer of any claim received from Telefónica Germany and the Buyer shall have the right, acting in good faith and at its own expense, to carry on and handle the defence against any such claim. Such right of defence includes taking such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest the claim (including making counterclaims or other claims against third parties) in the name of and on behalf of the Seller and to have the conduct of any related proceedings, negotiations or appeals, through all appropriate procedures, and shall enjoy exclusive power with respect to the handling and control of said defence.

(viii)

Likewise, the Buyer shall have the right, acting in good faith and at its own expense, to direct the Seller to exercise any right under the German SPA and make any claim against Telefónica Germany pursuant to the German SPA (including, for instance, but not limited to, as regards Defective Sites (as defined in the German SPA), as regards Stray Sites (as defined in the German SPA), for breach of covenants, for breach of representations and warranties), including the right to the conduct of any related proceedings, negotiations or appeals, through all appropriate procedures, and shall enjoy exclusive power with respect to the handling and control of said claim. The Seller shall procure that Telefónica Germany pays, to the extent possible, directly to the Buyer (for which purpose the Seller will indicate as the account to receive such payment, the bank account indicated by the Buyer) any economic benefit pursuant to the German SPA as a consequence of any claim or otherwise or, to the extent the Seller receives any such economic benefit from Telefonica Germany, the Seller shall pass to the Buyer such economic benefit.

The Seller shall indemnify and hold the Buyer harmless for any Damages suffered or incurred (including amounts claimed and costs incurred) by the Buyer if and to the extent a claim of the Seller towards Telefonica Germany under the German SPA is (in whole or in part) excluded and/or such damages and losses are not effectively recovered and reimbursed from Telefónica Germany in accordance with the German SPA in the following circumstances:

a)

due to the Seller’s knowledge (within the meaning of the German SPA) of facts, matters or circumstances underlying the relevant claim of the Seller which facts, matters or circumstances were not notified by the Seller or on the Seller’s behalf or fairly disclosed to the Buyer or its advisors in accordance with Clause 8.4 above (i.e. the Seller shall be liable towards the Buyer as Telefonica Germany would be liable towards the Seller if the Seller would not have had knowledge of the facts, matters or circumstances underlying the relevant claim), and/or

b)

as a consequence of Telefónica Germany not accepting the damages and/or losses suffered or incurred (including amounts claimed and costs incurred) as damages of the Seller within the meaning of the German SPA (i.e. the Seller shall be liable towards the Buyer as Telefonica Germany would be liable towards the Seller if the Buyer’s damages and/or losses would be damages and/or losses of the Seller), and/or

c)

as a consequence of any circumstances due to breaches of obligations (including, without limitation, obligations to cooperate or mitigate) or misrepresentations under the German SPA and/or this Agreement, attributable to the Seller.

(ix)

While the Buyer is directing in good faith the handling of the defence of any claim from Telefónica Germany or the exercise of any right or claim against Telefónica Germany pursuant to the German SPA, the Seller shall not settle or reach a compromise without the prior written consent of the Buyer. The Seller shall not be entitled to take any action pursuant to the German SPA unless so directed by the Buyer.

(x)

The Buyer may direct the settlement of any claim or an agreement with Telefónica Germany as regards the German SPA, provided that, prior to, or at the same time as, entering into the settlement agreement, it makes available to the Seller, as appropriate, any amount that may become payable by the Seller pursuant to such settlement or agreement.

(xi)

Upon request of the Buyer, the Seller undertakes to (a) assign any claims and/or transfer any rights it may have against Telefónica Germany pursuant to the German SPA and (b) act in good faith using its best efforts to obtain all necessary consents to such assignment, in particular (without limitation) the consent of Telefónica Germany required pursuant to the German SPA.

10.7	No cover under the Telxius Group insurance policies from Closing

The Buyer acknowledges and agrees that from (and including) each relevant Closing Date:

(i)

none of the Companies affected by a Closing or Towers Zweite, as applicable, shall have or be entitled to the benefit of any Telxius Group insurance policy in respect of any event, act or omission that (x) takes place on or after such Closing Date, or (y) prior to such Closing Date but not notified to the relevant insurer before the Closing Date (except as regards the coverage for property damage and loss of profit and the general liability coverage, where the notification can be done until 30 days following the Closing Date); and it shall be the sole responsibility of the Buyer to ensure that adequate insurances are put in place for such Companies or Towers Zweite, as applicable, with effect from (and including) the corresponding Closing Date; and

(ii)	neither the Seller nor any of its Affiliates shall be required to maintain any insurance policy for the benefit of any of such Companies or Towers Zweite, as applicable.

To such end, as from the date of this Agreement, the Seller shall, and shall procure that the Companies and Towers Zweite (after Closing II) shall, provide the Buyer with all information, assistance (including assistance from employees of the Seller, the Companies and Towers Zweite (after Closing II)) and access to (including the ability to take copies of) books and records of account, documents, files, working papers and information in relation to the insurance policies replacement which it may reasonably require for the purposes of this Clause.

10.8	Access to information after the relevant Closing Date

After the relevant Closing Date and until the fourth anniversary thereof, upon reasonable written notice from the Seller, the Buyer will (or will cause the Companies and Towers Zweite to), subject to applicable law, furnish access to the Seller or any Seller´s Affiliate and their respective advisors, counsel, accountants and representatives during normal business hours to such historic information, books and records and documentation relating to the Companies and Towers Zweite prior to the Closing Date as may be reasonably necessary for regulatory, Tax, financial reporting or accounting matters.

After the Closing Date, the Seller shall (or will cause its subsidiaries to), upon written request from the Buyer or the Companies, supply the necessary collaboration and antecedents, documents and information which are in its power as may be reasonably necessary for regulatory, Tax, financial reporting or accounting matters.

10.9	US Form 8832

Before the relevant Closing Date, the Seller undertakes to file a check-the-box election by submitting the relevant Form 8832 in the United States as a foreign eligible entity with a single owner electing to be disregarded as a separate entity.

11.	GUARANTEE OF BUYER’S OBLIGATIONS

11.1	Unconditional Guarantee

In consideration of the Seller entering into this Agreement, if the Buyer assigns all or part of its rights and obligations under this Agreement to one or more of its Affiliates, the Guarantor hereby unconditionally and irrevocably guarantees joint and severally (solidariamente) to the Seller the due and punctual performance and observance by the Buyer and the Affiliates to which the Buyer has transferred its rights and obligations hereunder, of all its obligations, commitments, undertakings, warranties and indemnities under or pursuant to this Agreement (the “Buyer Guaranteed Obligations”), expressly renouncing to the benefits of order, division and exclusion (beneficios de orden, división y excusión) in accordance with Sections 1,830 et seq. of the Spanish Civil Code. The liability of the Guarantor under this Clause 11.1 shall not be released or diminished by any variation of the terms of the Buyer Guaranteed Obligations, or any forbearance, neglect or delay in seeking performance of the Buyer Guaranteed Obligations or any granting of time for such performance.

11.2	Buyer Default

If and whenever the Buyer (or any of its Affiliates to which the Buyer has transferred any of its rights and obligations hereunder) defaults in the performance of any of the Buyer Guaranteed Obligations, the Guarantor shall, upon written demand by the Seller (which shall clearly specify the Buyer Guaranteed Obligations defaulted and on what grounds), forthwith unconditionally perform (or procure the performance of) and satisfy (or procure the satisfaction of) the Buyer Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Agreement and so that the same benefits shall be conferred on the Seller as it would have received if the relevant Buyer Guaranteed Obligations had been duly performed and satisfied by the Buyer.

11.3	Continuing Guarantee

This guarantee is to be a continuing guarantee and accordingly is to remain in force until all the Buyer Guaranteed Obligations shall have been performed or satisfied. This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which the Seller may now or hereafter have or hold for the performance and observance of the Buyer Guaranteed Obligations.

11.4	Legal Limitations, etc.

As a separate and independent stipulation, the Guarantor agrees that any of the Buyer Guaranteed Obligations (including, without limitation, any moneys payable) which may not be enforceable against or recoverable from the Buyer by reason of any legal limitation, disability or incapacity on or of the Buyer (or any of its Affiliates to which the Buyer has transferred any of its rights and obligations hereunder) or any other fact or circumstance (other than any limitation imposed by this Agreement) shall nevertheless be enforceable against and recoverable from the Guarantor as though the same had been incurred by the Guarantor and the Guarantor were the sole or principal obligor in respect thereof and shall be performed or paid by the Guarantor on demand.

12.	ASSIGNMENT

This Agreement and the rights and obligations hereunder shall not be assignable, delegable or otherwise transferable by any Party without the prior written consent of the other Parties. As an exception, (i) the Seller may assign, without the Buyer’s consent, all or part of its rights under this Agreement to any of its direct or indirect shareholders; and (ii) the Buyer may assign, without the Seller’s consent, all or part of its rights or obligations under this Agreement to one or more of its Affiliates, provided that, if the Buyer were to do so, the Buyer will assume the contractual position of the Buyer’s Guarantor under the terms of this Agreement and further provided that, prior to the First Closing, the Buyer can only assign all (but not part) of its rights and obligations under this Agreement and only to a single Spanish company that is an Affiliate of the Buyer.

Any attempted assignment in violation of this Clause 12 shall be null and void.

13.	DUTY OF CONFIDENTIALITY

13.1	Extent of the duty of confidentiality

13.1.1    Duty of confidentiality. The Parties shall keep strictly confidential any information to which they may have access as a result of the negotiations held and of the execution and completion of the Agreement and relating to:

(i)	The existence or the contents of the Agreement or of the documents to which the Agreement refers (including the Due Diligence Process); and

(ii)	The negotiations relating to the Agreement or to the documents to which reference is made in the Agreement.

The Parties undertake to have their respective officers, employees and advisors comply with the provisions of this Clause 13.

13.1.2    Exceptions to the duty of confidentiality. The Parties may disclose information considered confidential in the following cases where:

(i)

such disclosure is required by any applicable Laws, administrative or judicial order, or by the rules or regulations of any authority to which such Party is subject, including, without limitation, any rules of stock exchanges where the Parties or their respective ultimate parent companies are listed, or to the extent necessary to the auditors of the Parties in the performance of their duties;

(ii)

the disclosure of the information is required by a court or administrative body to which one of the parties is subject, regardless of where such court or body is located and of whether the disclosure requirement has the force of law;

(iii)

the disclosure of the information, on a need to know basis, to the employees, professional advisors, shareholders, auditors or financial or investment entities of one party, knowledge which shall all be subject to the appropriate confidentiality agreement or duty in terms equivalent to those under this Clause 13;

(iv)

the disclosure of specific information regarding this Agreement, including the purchase price of the Shares, is required to comply with any accounting or financial disclosure legal provision applicable to a party;

(v)	the other party has given its prior written consent to disclose the information;

(vi)	the disclosure of the information is necessary for a party to be able to enforce the rights to which it is hereby entitled; or

(vii)	the disclosed information becomes part of the public domain through no fault of the Party making such disclosure.

13.1.3    Press releases and announcement. The Parties shall send any draft press release or public statement with respect to the Transactions that each of them intend to make public to the other Party for review and comment before they are published; provided, however, that nothing herein shall prohibit any Party from making any disclosure as may be required by (i) applicable law or (ii) any securities exchange, regulatory body or governmental authority, in which case the Party making the announcement shall, to the extent possible, inform the other Party and consider any reasonable comments that are considered appropriate by the non-disclosing Party, with a view of taking all reasonable steps to agree the contents thereof with the other Party before making the announcement. Notwithstanding the above, the final opinion of the disclosing Party shall prevail.

13.2	Time limit

The duty of confidentiality established in this Clause 13 shall apply from the date of this Agreement until the third anniversary of the relevant Closing Date.

14.	MISCELLANEOUS

14.1	Entire Agreement

This Agreement supersedes all other agreements or contracts, written or oral, concluded between the Parties prior to the execution of this Agreement in relation to the object hereof, and which shall be rendered null and void from this date.

14.2	Further assurance

Each of the Parties shall, and shall use reasonable endeavours to procure that any necessary third party shall, from time to time, execute such documents and perform such acts and things as either of them may reasonably require to give effect to this Agreement.

14.3	Amendments

Any amendment to the Agreement that is not set forth in writing and is not formalized by the Parties in the same manner as the Agreement shall be null and void.

14.4	Partial invalidity

Any finding by a court or administrative body that one or more Clauses of the Agreement are unlawful, null and void, invalid or unenforceable, in whole or in part, shall not render unlawful, null and void, invalid or unenforceable the other Clauses or the remaining parts thereof, which shall remain fully valid wherever applicable, all the foregoing provided that the Clauses or part thereof found to be unlawful, null and void, invalid or unenforceable are not essential, in which case the Parties shall negotiate in good faith the necessary amendments to the Agreement, failing which the Agreement shall be automatically terminated.

The Clauses or parts thereof found to be unlawful, null and void, invalid or unenforceable shall be deemed to have been removed from the Agreement or not applicable in that circumstance, as the case may be, and the parties shall negotiate in good faith the substitution thereof and the measures that are most suited to the aim pursued by such clauses or parts thereof.

14.5	Waiver of defences

14.5.1    Waiver to seek performance of any obligation. A waiver by one of the Parties to seek performance of any of the obligations provided for in the Agreement or to exercise or seek any of the rights or remedies to which it is hereby entitled:

(i)	shall not release the other Party from the obligation to fully perform the other obligations contained in the Agreement; and

(ii)	shall not be deemed a waiver of the right to seek performance in the future of an obligation or to exercise or seek any rights or remedies provided for in the Agreement.

14.5.2    Dispensation or deferral. The dispensation, deferral or waiver of any of the rights established in the Agreement, or of a part of such rights:

(i)	Shall only be binding if stated in writing;

(ii)	May be made subject to such conditions as the party granting such dispensation, deferral or waiver sees fit;

(iii)	Shall be limited to the specific case in which it occurred; and

(iv)	Shall not affect the enforceability in other cases of the right affected by it, nor the enforceability of any other right existing in relation to the parties.

14.6	Expenses and Taxes

14.6.1    Notary’s fees. The Buyer shall bear the Spanish and German Notary’s fees incurred upon notarization of this Agreement and upon transfer of the Shares and execution of the corresponding Closing Actions.

14.6.2    Expenses. Unless otherwise expressly set forth in this Agreement, each Party shall bear the costs that it incurs in preparing, negotiating and perfecting the Agreement.

14.6.3    Taxes. Any Taxes levied on the transactions provided for in the Agreement shall be borne by the Parties as provided for by the applicable law. In particular, to the extent there is any direct or indirect Tax payable by the Seller or the Companies arising from or due to the execution of this Transaction according to applicable laws, the Seller undertakes to keep the Buyer, the Companies and Towers Zweite indemnified and harmless from the Seller’s non-fulfilment of such obligations.

14.7	Notices between the Parties

Any notices and communications that may or must be made by and between the Parties in relation to this Agreement shall be served in writing by any means that provides duly authenticated proof of the contents and the date on which the notice was sent to the addressees at the addresses indicated below. The Parties expressly accept communications by e-mail. Notices shall be deemed made on the date they are sent.

Notices must be delivered to the persons and at the addresses set forth below:

Notices to the Seller:

Telxius Telecom, S.A.

Attention: General Counsel

Address: Edificio Norte 2, 1ª planta, Ronda de la Comunicación s/n,

28050 Madrid, Spain

Email: secretaria.general.telxius@telxius.com

With copy to:

Telefónica, S.A.

Attention: General Counsel

Address: Ronda de la Comunicación, Edificio Central, Planta 1ª, s/n,

28050 Madrid, Spain

Email: secretaria.general@telefonica.com

With copy to:

Attention: Fernando Vives / Álvaro López-Jorrín

J&A Garrigues, S.L.P.

Address: Calle Hermosilla, 3, 28001 Madrid, Spain

Email: fernando.vives@garrigues.com;

alvaro.lopez-jorrin@garrigues.com

Notices to the Buyer:

Attention: Ruth Dowling and Amy Alter

American Tower International, Inc.

116 Huntington Avenue, Boston

Massachusetts, 02116, United States

E-mail: ruth.dowling@AmericanTower.com &

Amy.Alter@americantower.com

With copy to:

Attention: Fernando Torrente

Allen & Overy

Serrano 73

28006 Madrid, Spain

E-mail: Fernando.Torrente@AllenOvery.com

Notices to the Guarantor:

Attention: Ruth Dowling and Amy Alter

American Tower International, Inc.

116 Huntington Avenue, Boston

Massachusetts, 02116, United States

E-mail: ruth.dowling@AmericanTower.com &

Amy.Alter@americantower.com

With copy to:

Attention: Fernando Torrente

Allen & Overy

Serrano 73

28006 Madrid, Spain

E-mail: Fernando.Torrente@AllenOvery.com

14.8	Payment in full and by wire transfer

All payments provided for in this Agreement must be made in full and without being reduced by reason of any deduction, set-off, withholding, set-off, retention or counterclaim, except for any required deductions or withholdings provided for by the applicable law, or as allowed or contemplated by this Agreement.

Unless otherwise expressly indicated in this Agreement, all payments provided for in this Agreement shall be made by the relevant Party by electronic bank transfer of immediately available funds with value date on the payment date - net of any charge or commission- directly to the bank account designated by the recipient Party, using the Target2 “OMF” (orden de movimiento de fondos) system. The Party making the payment shall promptly provide to the recipient Party a swift message confirmation issued by the ordering bank.

14.9	Counterparts

This Agreement may be executed in any number of counterparts, and by each Party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment shall be an effective way of delivery.

14.10	Personal data of the legal representatives of the Parties

Personal data of the legal representatives of the Parties of this Agreement, as well as any other personal data in connection with which the receiving Party becomes the data controller, will be processed by the other Party to carry out, manage and monitor the contractual relationship and to comply with their legal obligations. The processing of these data is required and the legal bases of this processing are (i) the execution and development of the contractual relationship, (ii) the legitimate interest to process personal data in order to manage and execute the contractual relationship, and (iii) to comply with legal duties.

Personal data will be processed whilst the Agreement is in force and, after this, for six years or, exceptionally, for the period during which any kind of liability may arise from a legal or contractual obligation applicable to the Parties.

With regard to the processing for which each of the Parties is responsible, the data subjects may exercise their right of access, rights to rectification, erasure, objection, data portability, restriction of processing and any other right recognized by the applicable regulations from time to time, by sending a notice of request in accordance with Clause 14.7, attaching a copy of the identity card or any other document that proves identity. Data subjects may file any claim or request related to their data protection rights with the relevant Spanish data protection authority.

Before either Party discloses to the other any personal data of third parties, the disclosing Party must previously inform the data subjects of the content of the preceding paragraphs and comply with any other mandatory requirements that may be applicable for the lawful disclosure of the data to the receiving Party, so that the latter is not obliged to carry out any additional act vis-à-vis the data subjects.

15.	CHOICE OF LAW AND ARBITRATION

15.1	Choice of Law

This Agreement, all matters arising out of or relating to it and all of the transactions contemplated hereby, including their validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom or related thereto, shall be governed by the laws of Spain as applicable in its common civil territory, without giving effect to any choice or conflict of law provision or rule (whether of Spain or any other jurisdiction) that would cause the application of laws of any other jurisdiction.

15.2	Arbitration

All disputes arising out of or in connection with the present Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules.

The seat of the arbitration shall be Madrid.

The arbitration will be conducted in English. However, documents drafted in Spanish will not need to be translated to be incorporated to the proceedings.

[SIGNATURE PAGE FOLLOWS]

The Seller

/s/ JOSÉ MANUEL SANTERO MUÑOZ
Telxius Telecom, S.A.
Mr José Manuel Santero Muñoz

The Buyer

/s/ JULIAN PLUMSTEAD
American Tower International, Inc
Mr. Julian Plumstead

The Guarantor

/s/ JULIAN PLUMSTEAD
American Tower International, Inc
Mr. Julian Plumstead